As filed with the Securities and Exchange Commission on December 6, 2000. Registration No. 333-49044.


==============================================================================

             U.S. Securities and Exchange Commission
                      Washington, D.C. 20549


                            FORM SB-2/A-1

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       SANGUINE CORPORATION
                       --------------------
          (Name of small business issuer in its charter)

         Nevada                           2835                 95-4347608
         ------                           ----                 ----------
(State or jurisdiction of     (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization) Classification Code Number) Identification No.)

                          101 East Green Street, #11
                          Pasadena, California 91105
                               (626) 405-0079
                               --------------
         (Address and telephone number of principal executive offices)

                          101 East Green Street, #11
                          Pasadena, California 91105
                          --------------------------
                  (Address of principal place of business
                  or intended principal place of business)

                            Thomas C. Drees, Ph.D.
                          101 East Green Street, #11
                          Pasadena, California 91105
                          --------------------------
          (Name, address and telephone number of agent for service)

                               Copies to:
                       Branden T. Burningham, Esq.
                     455 East 500 South, Suite 205
                       Salt Lake City, Utah 84111
                             (801) 363-7411

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

==============================================================================

                          CALCULATION OF REGISTRATION FEE

Title of
Each                          Proposed      Proposed
Class of                      Maximum       Maximum
Securities          Amount of         Offering    Aggregate      Amount of
to be               shares to be      Price per   Offering       Registration
Registered          Registered        Share (1)   Price (1)      Fee
==============================================================================

Common Stock(2)     17,998,701        $0.4375     $7,655,681     $2,189.09

==============================================================================

(1) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act on the basis of the average of the bid and asked price of our common stock as quoted on the OTC Electronic Bulletin Board on June 15, 2000.

(2) We are registering 17,998,701 shares of common stock that the selling stockholders may sell as outlined herein.

                            SANGUINE CORPORATION
                       17,998,701 Shares of Common Stock

     This prospectus covers an aggregate of 17,998,701 shares of our common stock that the selling stockholders may sell as outlined herein. It has been filed with the Securities and Exchange Commission as part of a registration statement that you may examine in the Securities and Exchange Commission's EDGAR Archives.

     Our common stock is quoted on the OTC Bulletin Board of the National Association of Securities Dealers, Inc.(the "NASD") under the symbol "SGNC." On October 31, 2000, the date of the filing of the registration statement, the average bid price of our common stock as quoted on the OTC Bulletin Board was $0.4375.

     These securities involve a high degree of risk. See the caption "Risk Factors," beginning on page 4 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is __________, 2000.

                           TABLE OF CONTENTS

Prospectus Summary. . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Forward-Looking Information . . . . . . . . . . . . . . . . . . . . . . 8

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Determination of Offering Price and Dilution. . . . . . . . . . . . . . 9

Selling Security Holders . . . . . . . . . . . . . . . . . . . . . . . .9

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 11

Legal Proceedings . . . . . . . . . . . . . . . . . . . . . . . . . . .13

Directors, Executive Officers, Promoters and Control Persons . . . . . 13

Security Ownership of Certain Beneficial Owners and Management . . . . 17

Description of Securities . . . . . . . . . . . . . . . . . . . . . . .19

Interest of Named Experts and Counsel . . . . . . . . . . . . . . . . .21

Disclosure of Commission Position on Indemnification for Securities . .22 Act Liabilities

Description of Business . . . . . . . . . . . . . . . . . . . . . . .  23

Management's Discussion and Analysis or Plan of Operation . . . . . . .33

Description of Property . . . . . . . . . . . . . . . . . . . . . . . .36

Certain Relationships and Related Transactions . . . . . . . . . . . . 36

Market for Common Equity and Related Stockholder Matters . . . . . . . 36

Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . 38

Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . 41

Changes in and Disagreements with Accountants on Accounting and . . . .63
Financial Disclosure

Available Information . . . . . . . . . . . . . . . . . . . . . . . . .64

Dealer Prospectus Delivery Obligations . . . . . . . . . . . . . . . . 65

                              PROSPECTUS SUMMARY

                             SANGUINE CORPORATION
                             --------------------

                                 The Company
                                 -----------

     You should carefully read our entire prospectus and consolidated financial statements and related notes. Unless the context requires otherwise, "we," "us," "our" and similar terms, as well as references to "Sanguine," refer to Sanguine Corporation, a Nevada corporation, and its 94% owned subsidiary, Sanguine Corporation, a California corporation.

     We are engaged in the development of a synthetic red blood cell product called "PHER-O2." Our product is in the research and development stage. No government has approved its use or the testing of its efficacy. We have never sold any PHER-O2. We have generated only limited revenues from the sale of licenses or rights to market PHER-O2 if it ever proves to be useful and its use is approved.

     Our offices, consisting of approximately 970 square feet of office space, are located at 101 East Green Street, #11, Pasadena, California 91105. Our telephone number is (626) 405-0079.

                           The Offering
                           ------------

Securities offered by us . . . .None.

Securities that may be sold
by our stockholders . . . . . . 17,998,701 shares of our common stock.

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $3,631,484 from the exercise of outstanding warrants to acquire shares that are being registered. As of the date of this Prospectus, none of these warrants has been exercised.

Offering Price . . . . . . . . .Market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, all of which may change.

Transfer Agent . . . . . . . . .Colonial Stock Transfer, 455 East 400 South,
                                Suite #100, Salt Lake City, Utah
                                84111, serves as the transfer agent and
                                registrar for our outstanding securities.

     We have agreed to pay all costs and expenses relating to the registration of our common stock, with the exception that Westbury Consultancy Services Limited ("Westbury") will pay $15,000 towards the legal fees for the preparation and filing of the registration statement of which this prospectus is a part. The selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges relating to the offer or sale of these securities. The selling stockholders may sell their common stock through one or more broker/dealers, and these broker/dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders as they shall agree.

                             RISK FACTORS
                             ------------

     Our present and intended business operations are highly speculative and involve substantial risks. Only investors who can bear the risk of losing their entire investment should consider buying our shares. Among the risk factors that you should consider are the following:

General Risks Related To Our Business.
--------------------------------------

     If we do not meet our research and development goals or obtain regulatory approvals, our business will fail.
----------------------------------

     We have not received any revenues from the sale of our only product, PHER-O2. Our ability to sell our product will depend upon our ability to successfully develop, obtain regulatory approval for, manufacture and market it. No one has performed any tests of any kind on PHER-O2. In addition, it takes a long, uncertain amount of time to achieve regulatory approval and market success. Our product will require significant additional research and development, and extensive preclinical and clinical testing, before we will be able to obtain United States Food and Drug Administration ("FDA") approval for any use, if at all. We can not assure you that:

          our research and development activities will be successful;

          our product will prove to be safe or effective in any testing or trials that are conducted;

          we will obtain FDA approval;

          we will be able to manufacture our product at a cost that will make it commercially viable; or

          if and when it receives any approval, we will be able to market it successfully.

     If we do not receive additional funding, we will not be able to develop our product.
------------

     We have limited operating capital. We estimate that we will need about $20,000,000 to develop our product through the anticipated FDA and comparable foreign agency approval. We will need to raise these funds through equity or debt offerings, which will be very difficult for such a highly speculative enterprise. $3,631,484 of these funds may be available to us if the warrants are exercised, but any exercise of these warrants will depend upon the market price for our common stock being substantially higher than the exercise prices of the warrants. We can not assure you that we will be able to get the required funding or that any funding will be on terms satisfactory to us.
This funding may also cause substantial dilution to our existing stockholders. If we do not get the required funding, we believe that we will be unable to develop our product for its intended uses, and our business will fail.

     We face substantial governmental regulation and product approval requirements.
-------------

     We will face extensive regulation by several governmental authorities in the United States and foreign countries. These regulations will affect our research and development activities, as well as preclinical and clinical trials, manufacturing and marketing of our product. All trials, manufacturing and marketing of our product will have to undergo the rigorous testing and approval processes of the FDA and corresponding foreign regulatory bodies. Each clinical trial must be conducted under the auspices of an Independent Review Board, which will consider, among other factors:

          ethical considerations;

          the safety of human subjects; and

          the possible liability of the institution.

     The regulatory process, which includes pre-clinical, clinical and post-clinical testing of the product to establish its safety and efficacy, can take many years and require the expenditure of large amounts of money. Data obtained from these trials is always subject to varying interpretations, all of which can extend the process, or result in limited or denied approval. Regulations often change during the approval process, and these changes can cause further delay and additional expense, and may prohibit approval. We may encounter similar problems in foreign countries. We can not assure you that we will get regulatory approval even after spending this time and money. If we do obtain it, we can not guarantee that we will be able to commercially and economically market the product. Even if we get approval, our product and facilities will face continual review and periodic inspections. The subsequent discovery of previously unknown problems with the product, the manufacturer or its facilities may result in further restrictions on the product or the manufacturer, and may include withdrawal of the product from the market. If we fail to adhere to the stringent governmental regulations, we may also receive fines, suspensions of regulatory approval, product recalls, operating restrictions and criminal prosecution of our principals.

     Because we do not have patent protection, we may lose business to competitors with similar technologies.
--------------------------------------

     We have no patents on our product, and have filed only one United States patent application and one foreign patent application. We can not assure you that we will be able to prove our product to be efficacious and to obtain any required governmental approvals during the life of any patent or any extensions of any patent that may be granted. Patents offer some protection for products, but they are generally highly uncertain and involve complex legal and factual questions. To date, no consistent policy has emerged as to the breadth of claims allowed in biotechnology patents. We can not guarantee that any patent will protect us against competitors with similar technologies or who develop similar technologies.

     If we are unable to compete with larger competitors, our business will fail.
-----

     If it is proved efficacious for its intended uses and approved for use by the FDA or any corresponding foreign agencies, PHER-O2 will compete directly with established therapies for blood loss. Patients whose oxygen-carrying ability has been significantly depleted by blood loss frequently receive transfusions of red blood cells. Patients who have suffered more moderate blood loss can be treated with various intravenous solutions, such as saline or human serum albumin, which replace the volume of blood lost, but not its oxygen carrying capacity. Even if the FDA or any corresponding governmental agency approves this product for use, it may not have any significant advantages over other products to cause the medical profession to adopt it rather than continue to use established therapies. We will also be competing with many other companies, research foundations and institutions seeking to develop synthetic blood products. Almost all of these entities will have substantially greater resources, personnel and facilities than we will have, even if we succeed in raising the required capital to fund our proposed business operations. We can not assure you that we will even be able to raise the necessary funding.

     If we lose Dr. Drees or Mr. Hargreaves, our operations will suffer.
     -------------------------------------------------------------------

     Thomas C. Drees, Ph.D., our President and Chief Executive
Officer, is the inventor of PHER-O2. He previously served as the President and CEO of Alpha Therapeutics Corporation, a subsidiary of Green Cross Corporation of Japan, that developed "Fluosol DA 20," the only synthetic blood product that has received FDA approval to date. He has also written a widely-acclaimed book on this subject, "Blood Plasma: The Promise and the Politics," Ashley Books, New York, 1983. Dr. Drees has been with us since inception, and his retirement, disability or death would significantly impair the development of our product and our intended business operations. Anthony G. Hargreaves, who is the Vice Chairman of the Board of Directors, and our Vice President and Secretary/Treasurer, has significant background in the medical field. This includes service as General Manager of VK Limited of Pasadena, California, where he was instrumental in securing funding for a wearable, continuously-operating artificial kidney machine. Mr. Hargreaves has been with us since our inception, and his retirement, disability or death could also hurt our operations. We also believe that our newly-appointed members of management are very important to our success.

     Successful product liability claims would seriously impair our operations.
-----------

     The use of PHER-O2 in clinical trials and, if we receive regulatory approval, the manufacture and marketing of this product, may expose us to liability claims. These claims could seriously impair our business. Claims may be made by users of the product or by entities that sell it. We anticipate that PHER-O2 will be given in large doses. As a result, it must be rigorously purified because impurities may lead to serious and potentially fatal toxic reactions. We intend to seek limited product liability insurance, subject to available funding, before we begin any human clinical trials. However, this insurance coverage is expensive, and we can not assure you that we will be able to obtain it. If we can obtain it, we can not guarantee that it will be at a reasonable cost or in sufficient amounts to protect us against losses that may result from this liability. If we do not obtain insurance at an acceptable cost, or otherwise protect against potential product liability, we may not be able to commercialize our product. In addition, a product liability claim or recall could result in our bankruptcy or otherwise hurt our business.

     You will not be able to elect our directors or officers.
     --------------------------------------------------------

     Our President and Chief Executive Officer, Thomas C. Drees, Ph.D., has substantial voting control of our company. He can effectively elect all of our directors, who in turn elect all of our executive officers, without regard to the votes of other stockholders. If Westbury exercises all of its outstanding warrants and retains voting control of the shares underlying these warrants, Dr. Drees would not have absolute voting control, but he would still be in a position to exert substantial influence on the election of all directors who in turn elect all of the officers.

     The auditor's "going concern" qualification in our financial statements creates additional doubt about our ability to stay in business.
---------------------------------------------------------------

     The Independent Auditors' Report issued on April 11, 2000, with respect to our audited financial statements for the years ended December 31, 1999, 1998 and 1997, expresses substantial doubt about our ability to continue as a going concern, due to our negative cash flows.

Risks Related To Our Common Stock.
----------------------------------

     Due to the great instability in our common stock price, you may not be able to sell your shares at a profit.
-------------------------------------

     The public market for our common stock is limited and volatile. As with the market for many other biotechnological companies, any market price for our shares is likely to continue to be very volatile. In addition, factors such as the following may significantly affect our stock price:

          results of our clinical trials;

          our competitors' announcements and successes;

          other evidence about the safety or efficacy of our product;

          announcements of new competitive products by our competitors;

          increased governmental regulation of our product;

          our competitors' developments of patents or proprietary rights; and

          fluctuations in our operating results.

     In addition, the stock markets generally have experienced and continue to experience extreme price and volume fluctuations. These fluctuations have affected the market price of many biotechnological companies and have often been unrelated to these companies' operating performance. These broad market fluctuations, as well as general economic and political conditions, may reduce the market price of our common stock.

     The sale of already outstanding shares of our common stock could hurt our common stock market price.
--------------------------

     Approximately 10,391,835 shares of our common stock are publicly traded. This number will be increased by the 3,871,940 presently outstanding shares that may be offered by this prospectus, along with the 14,126,676 shares underlying the warrants that also may be offered by this prospectus. In addition, 1,250,000 shares of the 1,350,000 shares of common stock that we issued and registered on May 9, 2000, for resale with the Securities and Exchange Commission on Form S-8 may be publicly sold on or after May 7, 2001. On that date, certain lock-up restrictions on these shares will expire. Furthermore, most shares that are owned by members of management have been held for a sufficient period of time that they may sell the allowed percentage of these shares under Rule 144 of the Securities and Exchange Commission. These shares of our common stock will substantially increase the number of shares that may be available for public trading. The sale of these shares in the public market may reduce the price of our common stock.

     Our common stock is deemed to be "penny stock."
     -----------------------------------------------

     Our common stock is presently deemed to be "penny stock" that can only be purchased by certain qualified persons, and broker/dealers are required to determine that the purchase of securities that are "penny stocks" are suitable investments for customers before completing the purchase of any of these securities. This designation may limit the public market for our common stock.

                       FORWARD-LOOKING INFORMATION
                       ---------------------------

     This is a summary of the terms of the common stock described in and offered by this prospectus. It does not contain all of the information that may be important to you. This prospectus contains "forward-looking" information within the meaning of the Private Securities Litigation Reform
Act of 1995. Forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that could cause actual results, financial or operating performance to differ from the future results, financial or operating performance or achievements expressed or implied by these forward-looking statements. You should carefully read the this prospectus and the risks factors outlined above, along with the more detailed information, financial statements and the notes to the financial statements appearing elsewhere in this prospectus before you decide whether to purchase the common stock described in this prospectus.

                         USE OF PROCEEDS
                         ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we will receive $3,631,484, if all of the warrants are exercised. As of the date of this Prospectus, none of these warrants has been exercised.

            DETERMINATION OF OFFERING PRICE AND DILUTION
            --------------------------------------------

     We will not receive any money from the selling stockholders when they sell their shares of common stock, though we will receive funds from any exercise of the warrants. The selling stockholders may sell all or any part of their shares in private transactions or in the over-the-counter market at prices related to the prevailing prices of our common stock at the time of negotiation. Because we cannot accurately predict the prices of these sales, we cannot accurately estimate the amount of any dilution that may result from the purchase price of any of these shares. "Dilution" is the difference between the price paid for the shares and our "net tangible book value." The net tangible book value (deficit) of our common stock on September 30, 2000, was ($432,115) or ($0.015) per share. Net tangible book value per share is determined by subtracting our total liabilities from our total tangible assets and dividing the remainder by the number of shares of common stock outstanding. Taking into account the exercise of all warrants as of September 30, 2000, our net tangible book value at that date would be $3,199,369, divided by 42,007,864 outstanding shares, resulting in a per share net tangible book value of $0.076. As of the date of this Prospectus, none of these warrants has yet been exercised. These computations do not include 230,000 shares that are to be issued to members of the Medical Advisory and Applications Board and two other consultants as compensation for services rendered through December 31, 2000, nor the estimated expenses of this offering, estimated at approximately $52,000. The offer and sale by the selling stockholders of the common stock that is outstanding, or those shares underlying the warrants, will not have any effect on the net tangible book value of our common stock, after taking into account the exercise of the warrants.

     We can not assure you that any public market for our common stock will equal or exceed the sales price of our shares of common stock sold by our stockholders. Purchasers of our shares face the risk that their shares will not be worth what they paid for them.

                        SELLING SECURITY HOLDERS
                        ------------------------

     The following table provides information about the selling stockholders and the common stock that each may sell, or retain after this offering, if any:

                                               Common Stock (1)
                                               ----------------

                                     Number of Shares
                                     Beneficially Owned
                                         Prior to           Number of Shares
                                     and Registered        Beneficially Owned
Names of Selling Stockholders (2)    in the Offering       after the Offering
-----------------------------        ---------------       ------------------
Technogest S. A.                       1,533,000 (3)              -0- (3)
Wegelin & Co.                          1,499,910 (3)              -0- (3)
Sun Investment Partnership II            375,000 (3)              -0- (3)
Geronimo Partners, LP                  1,500,000 (3)              -0- (3)
Laidlaw Global Securities, Inc.          490,791 (4)              -0- (4)
Westbury Consultancy Services Limited 12,000,000 (5)              -0- (5)
Michael Dancy                            600,000 (6)              -0- (6)
                                      ----------
                                      17,998,701

     (1) We assume no purchase in this offering by the selling stockholders of any shares of our common stock.

     (2) No director, advisory director, executive officer or any "associate" of any director, advisory director or executive officer has any interest, direct or indirect, by security holdings or otherwise, in any of the selling stockholders.

     (3) Includes these shares underlying warrants: Technogest S. A., 511,000; Wegelin & Co., 499,970; Sun Investment Partnership II, 125,000; and Geronimo Partners, LP, 500,000. Assumes that all warrants are exercised and all common stock owned and/or received on the exercise of the warrants are sold.

     (4) Includes 490,791 shares underlying warrants, and assumes that all warrants are exercised and all common stock owned and/or received on the exercise of the warrants are sold.

     (5) Includes 12,000,000 shares underlying warrants, and assumes that all warrants are exercised and all common stock received on the exercise of the Warrants are sold.

     (6) Assumes that all 600,000 shares that are owned will be sold.

                          PLAN OF DISTRIBUTION
                          --------------------

     We are registering the shares of our common stock covered by this prospectus.

     We will pay the costs, expenses and fees of registering our common stock, with the exception that Westbury will pay $15,000 towards the legal fees for the preparation and filing of the registration statement of which this prospectus is a part. All of the selling stockholders will be responsible for any related commissions, taxes, attorney's fees and other charges that each may incur in connection with the offer or sale of these securities.

     The selling stockholders may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, any of which may change.
They may sell some or all of their common stock through:

          ordinary broker's transactions, which may include long or short sales;

          purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

          market makers or into an existing market for our common stock;

          transactions in options, swaps or other derivatives; or

          any combination of the selling options described in this prospectus, or by any other legally available means.

     In addition, the selling stockholders may enter into hedging transactions with broker/dealers, who may engage in short sales of our common stock in the course of hedging the positions they assume. Finally, they may enter into options or other transactions with broker/dealers that require the delivery of our common stock to those broker/dealers. Subsequently, the shares may be resold under this prospectus.

     In their selling activities, the selling stockholders will have to comply with applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), and its rules and regulations, including Regulation M. These may limit the timing of purchases and sales of our common stock by the selling stockholders.

     The selling stockholders and any broker/dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of
Section 2(11) of the Securities Act. In addition, the broker/dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Exchange Act. If any broker/dealer or selling stockholder qualifies as an "underwriter," he/it will have to deliver our prospectus as required by Rule 154 of the Securities and Exchange Commission. In addition, any broker/dealer that participates in a distribution of these shares will not be able to bid for, purchase or attempt to induce any person to bid for or purchase any of these shares as long as the broker/dealer is participating in the distribution. The ability of participating broker/dealers to stabilize the price of our shares will also be restricted.

     If the selling stockholders sell our shares to or through brokers, dealers or agents, they may agree to indemnify these brokers, dealers or agents against liabilities arising under the Securities Act or the Exchange Act. We do not know of any existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

     In addition to selling their common stock under this prospectus, the selling stockholders may:

          transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution or other transfer; or

          sell their common stock under Rule 144 of the Securities and Exchange Commission, if the transaction meets the requirements of Rule 144.

     We have advised the selling stockholders that during the time they are engaged in the distribution of our common stock that they own, they must comply with Rule 10b-5 and Regulation M promulgated by the Securities and Exchange Commission under the Exchange Act. They must do all of the following under this Rule and Regulation:

          not engage in any stabilization activity in connection with our common stock;

          furnish each broker who may be offering our common stock on their behalf the number of copies of this prospectus required by each broker;

          not bid for or purchase any of our common stock or attempt to induce any person to purchase any of our common stock, other than as permitted under the Exchange Act;

          not use any device to defraud;

          not make any untrue statement of material fact or fail to state any material fact; and

          not engage in any act that would operate as a fraud or deceit upon any person in connection with the purchase or sale of our shares.

     To the extent that any selling stockholder may be an "affiliated purchaser" as defined in Regulation M, he/it has been further advised that he/it must coordinate his/its sales under this prospectus with us for the purposes of Regulation M.

     To the extent required by the Securities Act, a supplemental prospectus will be filed, disclosing:

          the name of any broker/dealers;

          the number of securities involved;

          the price at which the securities are to be sold;

          the commissions paid or discounts or concessions allowed to the broker/dealers, where applicable;

          that the broker/dealers did not conduct any investigation to verify the information set out in this prospectus, as supplemented; and

          other facts material to the transaction.

     There is no assurance that any selling stockholder will sell any of our common stock.

                        LEGAL PROCEEDINGS
                        -----------------

     We are not a party to any pending material legal proceeding. To the knowledge of management, no federal, state or local governmental agency is presently contemplating any proceeding against us. No director, executive officer or other person who may be deemed to be our "affiliate" or who is the owner of record or beneficially of more than five percent of our common stock is a party adverse to us or has a material interest adverse to us in any proceeding.

        DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
        ------------------------------------------------------------

     The following table sets forth the names of all of our current directors and executive officers. These persons will serve until the next annual meeting of the stockholders or until their successors are elected or appointed and qualified, or their prior resignations or terminations.


Directors and Executive Officers.
---------------------------------

                                               Date of          Date of
                            Positions         Election or      Termination
  Name                      Held              Designation      or Resignation
  ----                      ----              -----------      --------------
Thomas C. Drees,            CEO                    6/93              *
 Ph.D.                      President              1/98              *
                            Chairman              11/95              *
                            Director               6/93              *

Anthony G. Hargreaves       Vice Chairman          9/00              *
                            Vice President         6/93              *
                            Secretary/             6/93              *
                            Treasurer              6/93              *
                            Director               6/93              *
                            Chief Financial        6/94             3/96
                            Officer

Rear Admiral (Retired)      COO                   10/00              *
Merton Dick Van Orden       Director              10/00              *

David E. Nelson, CPA        Director               3/96              *
                            Chief Financial        3/96              *
                            Officer

Edward L. Kunkel, Esq.      Director               4/94              *


          * These persons presently serve in the capacities indicated.

Medical Advisory and Applications Board of Directors.
-----------------------------------------------------

                                               Date of          Date of
                            Positions         Election or      Termination
  Name                      Held              Designation      or Resignation
  ----                      ----              -----------      --------------
Rear Admiral (Retired)      Chairman             10/00               *
Merton Dick Van Orden

Craig Morrison, M.D.        Member               10/00               *

William Regelson, M.D.      Member               10/00               *

Leon Cass Terry, M.D.,      Member               10/00               *
Ph.D.

Herbert J. Meiselman,       Member               10/00               *
Sc.D.

     Thomas C. Drees, Ph.D., MBA, CEO, President and a Director. Dr. Drees, age 71, is the founder of Sanguine California. Dr. Drees was Vice President and General Manager of Abbott Scientific Products Division, collector of blood plasma derivatives and manufacturer of human blood derivatives from 1973 to 1978. From 1978 to 1984, he was the President and CEO of Alpha Therapeutics
Corporation, a subsidiary of Green Cross Corporation of Japan and the developer of Fluosol DA 20, the only FDA-approved synthetic blood product.
For 26 years, Dr. Drees has been involved at top management levels with the collection, manufacture and marketing of human blood plasma derivatives. He has written many publications on the subject, including the widely-acclaimed book "Blood Plasma: The Promise and the Politics," Ashley Books, New York,
1983.

     Anthony G. Hargreaves, Vice Chairman, Vice President, Secretary/Treasurer and Director. Mr. Hargreaves is 72 years of age. He is a former Royal Marine
Officer with long experience in marketing, trust department banking (with Bank of America) and group insurance sales management (with the Connecticut General
Life Insurance Company).  His medical background includes service as General
Manager of VK Limited in Pasadena, California, where Mr. Hargreaves helped secure funding for a wearable, continuously operating artificial kidney machine. In the early 1980's, Mr. Hargreaves organized and scripted telemarketing sales of various products to retail stores throughout the United
States.

                                14

     Admiral Merton Dick Van Orden, Chairman of the Medical Advisory Board,
Chief Operating Officer and Director, is 79 years age, and a graduate of the United States Naval Academy, Class of 1945 (graduated in wartime 1944). He also holds degrees from M. I. T. (BSEE); George Washington University (MBA);
and he is a graduate of the Advanced Management Program of the Harvard
Graduate School of Business.  He completed 31 years active duty in the United
States Navy with WWII combat service aboard an Aircraft Carrier in the Pacific, followed by a Minesweeper in the Atlantic, and an Amphibious
Transport in the Atlantic and Mediterranean.  He then became an Engineering
Duty Officer(Electronics) leading to positions primarily in Research and Development activities. He was commanding officer of the Navy Electronics
Laboratory Center, and later was appointed the Chief of Naval Research.
Following retirement from active Navy service, Admiral Van Orden has been employed as a management and scientific consultant, and has served on Boards of Directors of a number of small, technically-oriented companies. He served as the pro bono Research Director for the Paralysis Cure Foundation, later the American Paralysis Association, and as President of the Surgical Research
Foundation. He has a number of publications in his name, and is the author of four books for young Americans on the subject of Navy and Coast Guard ships.
He is also a member of the Board of Directors of Blue Sea Corporation, which is engaged in developing designs of innovative ship types and producing SWATH ships for the offshore oil industry.

     David E. Nelson, CPA, Chief Financial Officer and Director. Mr. Nelson, age 57, received a B.S. degree in accounting from the University of Utah in 1966. He has over 20 years' experience in operations, finance and regulatory compliance of stock brokerage firms. He is the past President of Covey &
Company, Inc., a broker/dealer formerly registered with the Securities and Exchange Commission. Mr. Nelson has been a member of the NASD's Board of Arbitrators, the American Institute of Certified Public Accountants and the
Utah Association of Certified Public Accountants.

     Edward L. Kunkel, Esq., Director.  Mr. Kunkel is 53 years of age.
He graduated with a Juris Doctor degree from the University of Southern
California in 1973. From 1973 to 1978, he practiced law with the firm of Karns & Karabian in Los Angeles, California. From 1978 to the present, he has practiced educational law, real estate law and general business law in his own firm. Mr. Kunkel is a member of the State Bar of California, the Los Angeles
County Bar Association and the National School Board Attorneys' Association.
He has also been a licensed real estate broker since 1979.

     Craig Morrison, M.D., Advisory Board Member, is 58 years of age, and practices at the Brigham Young Student Health Center. He has been an attending and consulting staff general surgeon since 1978 at the following hospitals: Utah Valley Regional Medical Center, Orem Community Hospital,
Colombia Mountain View Hospital and Central Valley Hospital. Dr. Morrison received his Doctor of Medicine Degree from the University of Oregon Medical
School in 1970, followed by a pediatric internship and surgical residency at the University of Southern California-Los Angeles County Hospital and the
Huntington Memorial Hospital in 1975.

                                15

     William Regelson, M.D., Advisory Board Member, is 75 years of age, an active Professor of Medicine at the Virginia Commonwealth University, College of Medicine since 1967, and a leading researcher in the field of aging. Dr.
Regelson received his Doctor of Medicine Degree from the New York State
University College of Medicine in 1952. He is particularly suited to positions of research and discovery having authored or co-authored over 200 papers on numerous medical subjects. Dr. Regelson's studies are at the forefront of current aging research. He has written or edited many books and texts that are available currently in the published market, focusing his research on the causes of the decline of the human body. Some of Dr. Regelson's publications are the following: "Dehydroepiandrosterone, 1999"; "The Superhormone Promise:
Nature's Antidote to Aging. 1997"; "The Melatonin Miracle: Nature's Age-
Reversing, Disease-Fighting, Sex-Enhancing, 1995"; and "Intervention in the
Aging Process: Proceedings of the International Symposium on Intervention in the Aging Process, Boston, Mass, Nov 5-6, 1982."

     Leon Cass Terry, M.D., Ph.D., Advisory Board Member, is 59 years of age, and joined the Medical College of Wisconsin as a Professor of Neurology and Professor of Physiology in 1989; he is currently teaching, in addition to his practice at the University Medical Center. Focusing on his professorial duties, Dr. Terry recently stepped down from his position as the Chairman of Neurology, which he held from June of 1989 to May, 2000. During his tenure, Dr. Terry was the Associate Dean for Ambulatory Care from January, 1997 to
March, 1998, and was the Chief of Staff from January, 1997 to January, 1999.
He also held previous teaching and professional positions as a Research
Scientist for the University of Michigan, Institute of Gerontology; Professor of Neurology and Associate Professor of Physiology and Neurology at the University of Michigan; and Associate Professor of Neurology at the University of Tennessee Center for Health Sciences. Dr. Terry earned his Doctorate of
Pharmacology from the University of Michigan, his Doctor of Medicine from Marquette University Medical School, his Ph.D. in Experimental Medicine from
McGill University Medical School and his Master of Business Administration from the University of South Florida. Dr. Terry has authored over 100 peer-reviewed articles, abstracts and book chapters in well known and respected publications. He was also principal or co-investigator on over 30 grants from the National Institute of Health, various pharmaceutical companies, philanthropic donations and others. He has also conducted clinical trials in various neurologic disorders.

     Herbert J. Meiselman, Sc.D., Advisory Board Member, is 60 years of age.
He is an active Professor and Vice Chairman of the University of Southern
California School of Medicine, Department of Physiology and Biophysics.
Professor Meiselman graduated from Michigan Technical University with a BS degree in 1962. He received a Sc.D. degree from the Massachusetts Institute of Technology in 1965. As a Research Fellow at the California Institute of
Technology, he studied in-vivo microcirculatory blood flow from 1966 to 1968.
In 1968, he expanded his research studies to include in-vivo blood rheology, a program jointly administered by the California Institute of Technology and the University of Southern California Medical School. Since 1972, Dr. Meiselman's research at the University of Southern California has been concentrated in the areas of blood rheology and the physical behavior of red blood cells and white blood cells. He has authored or co-authored over 300 papers on numerous blood-related topics.

                                16

Significant Employees.
----------------------

     We do not currently have any employees who are not executive officers, but who are expected to make a significant contribution to our business.

Family Relationships.
---------------------

     There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.
-----------------------------------------

     During the past five years, none of our present or former directors, executive officers or persons nominated to become directors or executive officers:

     (1) was a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

     (2) was convicted in a criminal proceeding or named subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

     (3) was subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

     (4) was found by a court of competent jurisdiction in a civil action, the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
        --------------------------------------------------------------

     The following tables set forth the share holdings of our directors and executive officers and those persons who own more than five percent of our common stock as of the date of the prospectus:

                     DIRECTORS AND EXECUTIVE OFFICERS
                     --------------------------------



                                         Number of Shares        Percent
Name and Address                        Beneficially Owned       of Class (1)
----------------                        ------------------       --------

Thomas C. Drees, Ph.D., MBA                   10,389,133            24.4%
101 East Green Street, #11
Pasadena, California  91105

Anthony G. Hargreaves                          1,770,642             4.2%
101 East Green Street, #11
Pasadena, California  91105

Merton Dick Van Orden                              -0-                -0-
5953 Woodscrew Court
McLean, Virginia 22101-2532

David E. Nelson, CPA                             100,150              .2%
528 14th Avenue
Salt Lake City, Utah  84103

Edward L. Kunkel, Esq.                            60,000              .1%
16 N. Marengo Ave, #517
Pasadena, California  91103
                                              __________            ______
All directors and officers as a group
(five persons)                                12,319,925            28.9%

                         FIVE PERCENT STOCKHOLDERS
                         -------------------------


                                         Number of Shares         Percent
Name and Address                        Beneficially Owned       of Class
----------------                        ------------------       --------
Thomas C. Drees, Ph.D., MBA                   10,389,133            24.3%
101 East Green Street, #11
Pasadena, California  91105

Westbury Consultancy Services                 12,000,000            28.1%
Limited
Calle Villa Doaat 172
Cuarto 3, Barcelona, Spain

Karl Smith (2)                                 1,600,000             3.7%
455 East 500 South, #201
Salt Lake City, Utah 84111
                                             -----------            -----
                                              23,989,133            56.4%

     (1) Based upon 42,718,506 shares of outstanding common stock, and assumes that the following shares of common stock underlying options or the warrants are outstanding: an option granted to Mr. Hargreaves to acquire 470,642 shares without registration rights at a price of $0.1275 per share, exercisable until September 22, 2001; an option granted to Mr. Kunkel to acquire 10,000 shares without registration rights at an exercise price of the average low bid price per share as quoted on the OTC Bulletin Board of the NASD on June 1, 1994, exercisable until May 31, 2002; 14,126,676 shares underlying the warrants owned by the selling stockholders; and 230,000 shares that are to be issued to the members of the Medical Advisory and Applications Board for services rendered through December 31, 2000.

     (2) These shares include 400,000 shares standing in the name of Smith Consulting Services, Inc. and 600,000 shares standing in the name of A. Smith and Associates, Inc., both of which are controlled by Mr. Smith.

Changes in Control.
-------------------

     To our knowledge, there are no present arrangements or pledges of our securities that may result in a change in control of our company. However, because of the number of warrants that are owned by Westbury, the exercise of these warrants and the continued ownership of the underlying shares by Westbury could substantially influence the control of our company. Westbury has indicated in its Schedule 13D filing with the Securities and Exchange Commission that it acquired these warrants for investment, and not as a means of influencing the control of our company.

                    DESCRIPTION OF SECURITIES
                    -------------------------

Common Stock.
-------------

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share.

     Our Articles of Incorporation authorize the Board of Directors to declare and pay dividends on our common stock out of funds legally available for the payment of dividends. The holders of our common stock are entitled at all stockholder meetings to one vote for each share of common stock held. Fully-paid common stock shall not be liable to any further call or assessment. Our common stock has no pre-emptive rights, and stockholders are not allowed to cumulate their votes by multiplying the number of shares owned by the number of directors being elected and casting all votes for one director.

     Our Articles of Incorporation and Bylaws do not contain any provision that would delay, defer or prevent a change in the control of our company.

Warrants.
---------

     On September 1, 2000, and effective as of August 29, 2000, we completed the offer and sale through Laidlaw Global Securities of 1,635,970 units at a price of $0.50 per unit (the "Laidlaw Private Offering"). We received aggregate proceeds of $817,985.

     Each unit consisted of two shares of our common stock and one redeemable warrant entitling the holder to purchase one share of our common stock at an exercise price equal to $.40 per share, subject to adjustment in certain circumstances. The warrants are exercisable at any time beginning on the date of issuance and ending four years later, subject to an effective registration statement covering the exercise having been filed with the Securities and Exchange Commission. Beginning one year after their issuance, the warrants are redeemable, in whole or in part, at our option, for $0.05 per warrant on not less than 30 days' prior written notice, at any time, provided that:

          the closing bid price of our common stock is at least 200% of the then current warrant exercise price and the public trading volume of our common stock is not less than 50,000 shares per day on each of the 20 consecutive trading days ending within 10 days from the date of the notice of redemption; and

          the shares underlying the warrants have been registered for public distribution under the Securities Act.

     We were required to file the registration statement, at our cost, within 30 days of the closing of the Laidlaw Private Offering or September 30, 2000 (October 2, 2000, because September 30, 2000 fell on a weekend), and to cause this registration statement to be declared effective within 150 days of closing. The warrant exercise price was to be reduced by $0.05 for each 30 day delay in the filing or effectiveness of the registration statement. Because we did not file this registration statement within 30 days of the closing, the warrant exercise price has now been reduced to $0.35 per share.

     On June 8, 2000, we executed and delivered a Warrant Agreement under which we granted to Westbury warrants to acquire 12,000,000 shares of our common stock at an exercise price of $0.30 per share. The exercise price was determined under the Warrant Agreement based upon 120% of our next private or public offering, which was the Laidlaw Private Offering. The minimum exercise price was $0.25 per share.

     The Warrant Agreement provided, among other things, for:

          the issuance of 120,000 warrants, with each of the warrants being convertible into 100 shares of our common stock;

          the warrants to expire at 5:00 p.m. on March 20, 2005;

          protection against dilution in certain events, including the sale of common stock at less than market value, or in the event of any merger where we are not the survivor, or any reclassification or capital reorganization in which the adjustment would result in a decrease of the exercise price of more than $0.10 per share, and excluding certain types of transactions from any right of adjustment; and

          the granting of "registration rights" covering the underlying shares, with Westbury to pay the sum of $15,000 towards any such registration with the Securities and Exchange Commission.

     Under the Warrant Agreement, no warrant could be exercised until the expiration of 90 days from the date of the Warrant Agreement.

     On November 10, 2000, our Board of Directors adopted the Warrant Agreement and negotiated a reduction in the term of the warrants from March 20, 2005, to one year from the effective date of this registration statement. In consideration of Westbury's assent to this reduction in the warrant term, the exercise price of the warrants was reduced from $0.30 per share to $0.25 per share.

Penny Stock.
------------

     Our common stock is "penny stock" as defined in Rule 3a51-1 of the Securities and Exchange Commission. Penny stocks are stocks:

          with a price of less than five dollars per share;

          that are not traded on a "recognized" national exchange;

          whose prices are not quoted on the NASDAQ automated quotation system; or

          in issuers with net tangible assets less than $2,000,000, if the issuer has been in continuous operation for at least three years, or $5,000,000, if in continuous operation for less than three years, or with average revenues of less than $6,000,000 for the last three years.

     Section 15(g) of the Exchange Act and Rule 15g-2 of the Securities and Exchange Commission require broker/dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before making any transaction in a penny stock for the investor's account. You are urged to obtain and read this disclosure carefully before purchasing any of our shares.

     Rule 15g-9 of the Securities and Exchange Commission requires broker/dealers in penny stocks to approve the account of any investor for transactions in these stocks before selling any penny stock to that investor. This procedure requires the broker/dealer to:

          get information about the investor's financial situation, investment experience and investment goals;

          reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor can evaluate the risks of penny stock transactions;

          provide the investor with a written statement setting forth the basis on which the broker/dealer made his or her determination; and

          receive a signed and dated copy of the statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment goals.

     Compliance with these requirements may make it harder for our selling stockholders and other stockholders to resell their shares.

                  INTEREST OF NAMED EXPERTS AND COUNSEL
                  -------------------------------------

     We have included our financial statements as of December 31, 1999, 1998 and 1997 in reliance on the report of Schvaneveldt and Company of Salt Lake City, Utah, independent certified public accountants. Schvaneveldt and Company was a sole proprietorship operated by Darrell T. Schvaneveldt, CPA, who died on September 8, 2000. Neither Schvaneveldt and Company nor Mr. Schvaneveldt had any interest, direct or indirect, in our company.

     Leonard W. Burningham, Esq. and Branden T. Burningham, Esq., lawyers, of Salt Lake City, Utah, father and son, associates in the practice of law and co-counsel for our company are each stockholders of our company, respectively owning 182,000 and 50,000 of our shares of common stock. Messrs. Burningham and Burningham prepared the registration statement and this prospectus and will provide any legal opinions required with respect to any related matter. All of their shares are subject to lock-up and may not be sold until on or after May 7, 2001.

     We have not hired any expert or counsel on a contingent basis. Except as indicated above, no expert or counsel will receive a direct or indirect interest in our company, and no such person was a promoter, underwriter, voting trustee, director, officer or employee of our company.

   DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                 LIABILITIES
                                 -----------

     Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful."

     Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests. Unless a court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense."

     Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (1) the stockholders,
(2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

     Pursuant to Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article V of our Bylaws requires us to indemnify our directors and executive officers, former directors and executive officers and directors and executive officers of subsidiaries against expenses necessarily incurred by them in defending any action in which they are made parties due to their service as directors or executive officers, except in relation to matters as to which such directors or executive officers are adjudged to be liable for negligence or misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act or the Exchange Act may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that it is the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act or the Exchange Act, and is therefore unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act or the Exchange Act and will be governed by the final adjudication of that issue.

                     DESCRIPTION OF BUSINESS
                     -----------------------

Business Development.
---------------------

     We were organized under the laws of the State of Utah on January 24, 1974, under the name "Sight and Sound Systems, Inc." We had an initial authorized capital of $50,000 comprised of 5,000,000 shares of $0.001 par value common stock.

     We commenced a public offering of our common stock on March 7, 1974. The offering was completed in June, 1974.

     We changed our name to "Kricket Corporation" on July 8, 1974.

     On April 9, 1976, we increased our authorized capital to $250,000, comprised of 25,000,000 shares of $0.01 par value per share common stock.

     We again increased our authorized capital on December 22, 1996, to $1,000,000, comprised of 100,000,000 shares of $0.01 par value common stock.

     On December 5, 1977, we changed our name to "International Health Resorts, Inc."

     We organized a wholly-owned subsidiary under the laws of the State of Nevada, and on May 11, 1992, we merged into this subsidiary to change our domicile from the State of Utah to the State of Nevada. As a part of this merger, our authorized capital was reduced to $100,000, comprised of 100,000,000 shares of $0.001 par value common stock, and we effected a one for 20 reverse split of our outstanding shares of common stock.

     On June 14, 1993, we entered into an Agreement and Plan of Reorganization under which we acquired 94% of the outstanding shares of Sanguine California in exchange for shares of our common stock.

     We effected a 1.5 for one forward split of our outstanding securities and changed our name to "Sanguine Corporation" on June 25, 1993.

     On September 1, 2000, we completed the Laidlaw Private Offering of 1,635,970 units at $0.50 per unit, for aggregate proceeds of $817,985. Each unit consisted of two shares of our common stock and one redeemable warrant entitling the holder to purchase one share of our common stock at an exercise price of $.40 per share.

     On June 8, 2000, we executed and delivered a Warrant Agreement under which we granted Westbury warrants to acquire 12,000,000 shares of our common stock at an exercise price of $0.30 per share, exercisable until March 20, 2005, in exchange for consulting services .

     On November 10, 2000, our Board of Directors adopted the Warrant Agreement and negotiated a reduction in the term of the warrants from March 20, 2005, to one year from the effective date of this registration statement. In consideration of Westbury's assent to this reduction in the warrant term, the exercise price of the warrants was reduced from $0.30 per share to $0.25 per share. A significant expense of approximately $4,500,000 related to the grant of these warrants will be recorded in the fourth quarter which is when the grant was approved by the Board of Directors.

     The purchasers of units under the Laidlaw Private Offering had no prior notice of the granting of the Westbury warrants, and may have had a right of rescission of their purchase of the units. We have subsequently advised these purchasers of all material information about the Westbury warrants; offered these purchasers a right of rescission; received signed agreements from these purchasers acknowledging that (i) each has been privately offered the right to rescind the purchase of the units, (ii) to receive the consideration paid, together with applicable interest as provided by law and (iii) that none wishes to accept the rescission offer.

Business.
---------

     We are engaged in the development of a synthetic red blood cell product called "PHER-O2." The development of this product presently comprises our sole business operations. PHER-O2 is composed of perfluoro-decalin molecules, or synthetic red blood cells, purified water and a proprietary, synthetic, fluorinated surfactant, or wetting agent, to hold the emulsion together. Perfluoro-decalin has great oxygen-carrying capacity, yet it can be as much as 900 times smaller than a red blood cell. We believe that PHER-O2 can carry three to four times the oxygen of human blood per unit volume. This increased oxygen-carrying capacity would make PHER-O2 useful in the treatment of heart attacks, strokes, cancer and other diseases for which increased oxygenation is beneficial. We also believe that perfluoro-decalin is effective as an imaging agent in X-ray imaging, nuclear magnetic resonance imaging and CAT scans, without side effects. Our management estimates that PHER-O2 has several other advantages over human blood: that it can be sterilized to be free of disease; that it has the quality of a universal match for all blood types; that it can be mass-produced; and that it can be stored much longer than human blood.

     We are concentrating our research and development efforts on completing the emulsion of perfluoro-decalin and the synthetic surfactants that make up PHER-O2. We anticipate that upon completion of the compounding of PHER-O2, we will perform initial gross animal tests, which do not require regulatory approval prior to commencement. However, regulatory agencies may review the data gathered from any of these tests. We plan to manufacture the experimental doses of PHER-O2 required to conduct these tests. Our first phase of development will involve:

          compounding PHER-O2;

          seeking regulatory approval for gross animal testing and conducting this testing; and

          the manufacturing of available product for this testing.

     In our second phase of operations, we intend to continue developing the perfluorocarbon compounds in PHER-O2 in order to optimize its quality. We expect to begin animal safety and efficacy trials in accordance with FDA guidelines and comparable foreign regulatory requirements.

     In our final phase, we intend to:

          complete United States testing of PHER-O2;

          seek all necessary FDA approvals and begin American and Canadian sales for cancer treatment and angioplasty; and

          complete overseas testing, begin overseas sales and begin the construction of manufacturing facilities.

     We have licensed BioLogix Development Partners to manufacture and market PHER-O2 in Canada, including any future Canadian patent rights, and the exclusive right to market PHER-O2 in United States military pre-hospital markets. In our final phase, we also intend to continue trials to test PHER-O2 for other applications, including transplant organ preservation and treatment of carbon monoxide poisoning, sickle cell anemia, heart attack and stroke. We will have to conduct similar rigorous testing and clinical trials of PHER-O2 for each desired application.

     PHER-O2 is still in the research and development stage. It has not been tested on animals or humans; nor have we submitted any application to any federal, state or foreign agency to seek authority for such testing. The development process will be time consuming and expensive. It will also be subject to extreme governmental regulation. We will have to prove that our product is safe and efficacious for human use. Until then, we will have no potential for revenues from operations. We can not assure you that we will be able to raise the money necessary to develop PHER-O2 or that, if we raise sufficient funds, that we will ever receive the necessary federal, state or foreign agency approval to manufacture or market the product.

Principal Products or Services and Their Markets.
-------------------------------------------------

     We have only one product, PHER-O2, which is still in the research and development stage. Our success hinges solely on the success of this product. We can not assure you that it will ever be successful. PHER-O2 is made up of perfluoro-decalin, which is a type of perfluorocarbon that is harmless to humans and the atmosphere, purified water and a proprietary surfactant to hold the emulsion together. Perfluoro-decalin gives the product its oxygen carrying ability. The surfactant is non-toxic and, being fluorinated, helps increase PHER-O2's oxygen carrying capacity and emulsion stability. We believe that the unique chemical nature of PHER-O2 will make it ideal for many medical applications, although each application will be subject to the same types of rigorous testing, clinical trials and governmental regulatory approval process.

     We believe that PHER-O2 has the following advantages over human blood:

          may carry three to four times the oxygen of human blood per unit volume;

          free of HIV, hepatitis and other blood-borne disease;

          universal match for all blood types;

          may be mass-produced;

          may have a three-year shelf life;

          may be stored at room temperature;

          has controllable circulatory half-life; and

          may be 1/900th the size of a red blood cell.

     PHER-O2 is a second generation drug from Fluosol-DA, the only synthetic red blood cell approved by the FDA. This process was completed under the management of our President and CEO, Thomas C. Drees, Ph.D.

     We believe that its unique qualities may make PHER-O2 ideal for blood transfusions and numerous other medical applications, including:

          nuclear magnetic resonance imaging;

          CAT scans;

          cardioplegia, or the priming of heart-lung machines in open heart surgery; and

          treatment of heart attacks, strokes, head and neck tumors and hemorrhagic shock.

     We intend to fully exploit the immense worldwide market for these applications.

     Blood transfusion represents a vast market for synthetic blood. The limited supply of safe donated blood is the largest constraint on the number of transfusions given annually. If a safe blood substitute were widely available, more transfusions could be given to those who desperately need them.

    We hope to fulfill this need with PHER-O2. The key ingredients in PHER-O2 are readily available in the United States from many manufacturers. When combined, using our proprietary emulsion process, we hope that the result will be a plentiful alternative to donated human blood.

     Another disadvantage to the use of human blood in transfusions is the waiting period while the donor's blood is being matched to the recipient's. Because we believe that PHER-O2 does not need to be matched to the recipient's blood type, the use of PHER-O2 would eliminate this potentially fatal wait, and increase its use in ambulances.

     As HIV, hepatitis and other diseases have infected the world's blood supply, the need for an absolutely sterile blood product has become increasingly apparent. There is currently no 100% effective method for detecting blood-borne diseases and sterilization of donated blood is not possible. In light of these facts, PHER-O2's potential sterility makes it especially attractive in comparison to donated blood.

     PHER-O2's anticipated ability to carry up to four times the oxygen of human blood makes it promising for many medical applications in which increased oxygenation is vital. PHER-O2 molecules are up to 900 times smaller than human red blood cells. Management believes that this fact will make PHER-O2 particularly useful for oxygenating organs through blocked arteries, which are the primary cause of heart attack and stroke.

     One of our competitors has obtained FDA approval for the use of a similar product in angioplasty, the treatment of blocked arteries with small inflated balloons. This application involves the injection of the blood substitute into the artery past the inflated balloon. As a result, the heart receives more oxygen, the treating physician can keep the balloon inflated longer and the angioplasty is more effective than it would otherwise be. This competitor has announced that it will no longer manufacture its product, leaving us well positioned in this market segment.

     Management also believes that PHER-O2 will be ideal for use in open-heart surgery. Cardiac surgeons need an oxygen-carrying fluid that can be used to prime the heart-lung bypass machines that are used to mechanically pump and oxygenate heart patients' blood. This procedure is known as "cardioplegia." Surgeons currently use saline, dextrose or hydroxyethyl starch solutions for this purpose, but these fluids can dilute the red blood cells in the body, and thus decrease the ability of the blood to carry oxygen. Moreover, the risk of infection from whole blood or its derivatives makes them undesirable for use as priming fluids. PHER-O2's significant oxygen-carrying ability and its sterility address both of these concerns.

     The treatment of head and neck tumors is another promising application for PHER-O2. Increased oxygenation of these tumors makes them more susceptible to the effects of radiation and chemotherapeutic drugs.

     Another potential benefit of PHER-O2, though little understood, is the ability of oxygen-rich blood to cause a tumor to produce hydrogen peroxide, which in turn tends to shrink the tumor.

     The perfluoro-decalin molecule in PHER-O2 also works as a radiopaque agent in X-ray imaging and as a contrast agent in nuclear magnetic resonance imaging and CAT scans. However, unlike many currently-available imaging agents, PHER-O2 has no known side effects.

Distribution Methods of Our Product.
------------------------------------

     We will not determine distribution methods of our product unless and until we are near receiving any required regulatory approval of our product. We can not guarantee that we will ever receive any regulatory approval.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts.
----------------

     We filed United States Application Patent No. 07/952/403, covering PHER-O2, with the United States Patent Office on September 28, 1992. No patent has been issued, and we will have to amend our patent application before any patent is issued, if ever.

     We filed European Application Patent No. (UK)EPO261802, covering PHER-O2, with the European Patent Office on August 25, 1997. No patent has been issued and, and we will have to amend our patent application before any patent is issued, if ever.

     We have formulated certain proprietary surfactants during the course of our research and development activities. The surfactant is mixed with the basic chemical of our product, perflourodecalin, to maintain the small particle size in the emulsion of PHER-O2 because the particle size of decalin in the blood stream can quickly increase in size and block arteries and veins. These surfactants are:

          Fluorsurfactants based on Phosphatidyl Choline or Glycerophos-phorylcholine, Accession No. 94012;

          Stable Amide bond-Lined Perfluoro Phosphatidyl Choline Surfactants, Accession No. 94013;

          New Polyvinylpyrrolidone Oligomer-Based Fluorosurfactants, Accession

          No. 94014;

          Self-Aggregating Extended Lifetime Hydrophilic Fluorocarbon Ampiphiles for Blood Oxygen or Drug Delivery;

          Perfluorosurfactants with Enhanced Prevention of Volaile Fluorocarbon Diffusion for Preparation of Fluorocarbon Emulsions with Improved Stability;

          Highly Branched (e.g. Dendritic) Hydrophilic Oligomers/Polymers with Covalently Attached Fluorocarbon-philic or Lipophilic Components for Preparation of Human Blood Circulatory System Extended Lifetime Perfluorocarbon Emulsions, or Very Small Particle Lipid Dispersions, for Prolonged (greater than one week) Oxygen or Drug Delivery; and

          Method to Prepare Branched Water and Blood Soluble Oligomers with Mono-primary End Groups and their Use to Prepare New Perfluoro or Fatty Group-Based Surfactants.

     There is a dispute over the ownership of the last four of these inventions with Battelle Memorial Institute, the firm that we previously engaged to conduct research and development for us on PHER-O2. We intend to pursue our rights to all of these inventions.

Status of any Publicly Announced New Product or Service.
--------------------------------------------------------

     We have no new products or any additional proprietary rights, but we anticipate that we may acquire additional proprietary rights during our future research and development activities.

Competitive Business Conditions.
--------------------------------

     Several other companies, both domestic and foreign, are working to develop alternatives to human blood. They include:

          Alliance Pharmaceutical Corporation of San Diego, California;

          Biopure Corporation of Cambridge, Massachusetts ; and

          Northfield Laboratories, Inc. of Evanston, Illinois.

     Each of these competitors files reports with the Securities and Exchange Commission and these reports are available for review in the Securities and Exchange Commission's EDGAR Archives. These competitors are involved in the development of a wide variety of human blood substitutes, including synthetic compounds, recycled human blood and recombinant hemoglobin. Neither the list of competitors nor the list of human blood substitutes is exhaustive. Furthermore, some of our existing or potential competitors have significantly greater technical and financial resources than we do and may be better able to develop, test, produce and market products. These competitors may develop products that are competitive with or better than our product and that may render our product obsolete. We can provide no assurance that we will be able to compete successfully.

Sources and Availability of Raw Materials.
------------------------------------------

     We plan to purchase medical-grade perfluorocarbons and surfactants from reliable vendors and to emulsify these ingredients in our own facilities, depending upon funding. Air Products and Chemicals, Inc., Fluori-Seal, Inc., PCR, Inc. and FZ Chemicals, Ltd. are qualified medical grade perfluorocarbon vendors. Surfactants are available through several vendors. Because intravenous solutions manufacturing plants are very expensive and FDA approval of these plants is a lengthy process, we intend to hire a third party to package the product in sterile plastic bags with intravenous sets attached. Abbott Laboratories, Baxter, McGaw and Fresenius Kabi are a few of the companies with the qualifications and capacity to perform this function. However, we can not assure you that any of these ingredients or services will be available or that they will be available at prices that are low enough to make our operations profitable.

We do not have any Present Customers or Material Contracts for Research and Development of our Product.
---------------------------

     We do not presently have any customers. We believe that there are a number of firms that are able to conduct the necessary research and development for our product, but we have not concluded any active negotiations with any firm for these services.

Our Product Will Require Governmental Approval.
-----------------------------------------------

     The FDA and comparable foreign agencies require laboratory testing, clinical testing and other costly and time-consuming procedures before biomedical products such as PHER-O2 can be marketed. To date, we have not begun any of these procedures. Our plan for obtaining FDA and overseas approval of PHER-O2 is set forth under the heading "Plan of Operation" of the caption "Management's Discussion and Analysis or Plan of Operation" commencing on page 33.

     We can not assure you that these testing procedures will be successfully completed, that if completed, they will show PHER-O2 to be safe and efficacious, or that we will obtain any required governmental approvals. Nor can we assure you that we will ever be permitted to market PHER-O2 in the United States or most foreign countries. The same holds true for any other related products or proprietary rights that we may develop.

Effects of Existing or Probable Governmental Regulations.
---------------------------------------------------------

     Regulation by governmental authorities in the United States and foreign countries will significantly affect our ability to manufacture and market our product and to conduct our ongoing research and product development activities. Our only product, PHER-O2, will require regulatory approval by appropriate governmental agencies before it can be commercialized. Human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal, state and foreign statutes also govern or influence the manufacturing, safety, labeling, storage, record-keeping and marketing of such products. The process of obtaining these approvals is costly and time consuming. In addition, ongoing compliance with these requirements can require the expenditure of substantial resources. If we or our collaborators or licensees fail to obtain or experience delay in obtaining required regulatory approvals the marketing of our product and our ability to derive product or royalty revenue would be severely limited.

     Pre-clinical testing is generally conducted in animal or in vitro models to evaluate the potential efficacy and safety of a compound before it is administered to humans. The results of these studies are submitted to the FDA as part of an Investigational New Drug application ("New Drug
Application"), which must be approved before human clinical testing can begin. No tests of any nature whatsoever have yet been run on PHER-O2.

     Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients, under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with certain standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. Each protocol must be submitted to the FDA as part of the New Drug Application. Further, each clinical study must be conducted under the auspices of an independent investigational board at the institution where the study will be conducted. Consideration will be given to ethical factors, the safety of human subjects and the possible liability of the institution, among other things.

     Clinical trials are typically conducted in three sequential phases, but the phases may overlap. In the first phase, the product is usually infused into a limited number of human subjects and will be tested for safety or adverse effects, dosage tolerance and pharmacokinetics, or clinical pharmacology. The second phase involves studies in a somewhat larger patient population to identify possible adverse effects and safety risks and to begin gathering preliminary efficacy data. The third phase of trials is designed to further evaluate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. Although we believe that our product is substantially different from other synthetic blood products, we may encounter problems in clinical trials which will cause us to delay or suspend them.

     In the case of biologic products such as PHER-O2, the results of pharmaceutical development and the pre-clinical and clinical testing are submitted to the FDA in the form of a Product License Application. This application must be approved before commercial sales may begin. We must also file an Establishment License Application, which describes the manufacturing process for the product and the facility at which the product will be produced. The FDA may respond to the filings by granting a license for the manufacture of the product from a designated facility and the commercial sale of the product. It may also deny the applications if it finds that the applications do not meet the criteria for regulatory approval, require additional testing or information or require post-marketing testing and surveillance to monitor the safety of the product if it does not believe that the applications contains adequate evidence of the safety and efficacy of the drug. Despite the submission of this data, the FDA may ultimately decide that the application does not satisfy its regulatory criteria for approval. The testing and approval process is likely to require substantial time and effort. We can not guarantee that approval will be granted for our product or our proposed facilities on a timely basis, if at all.

     In addition to regulations enforced by the FDA, we may also be subject to regulation under the Occupational Safety and Health Act; the Environmental Protection Act; the Toxic Substances Control Act; the Resource Conservation and Recovery Act; the Comprehensive Environmental Response, Compensation and Liability Act; the National Environmental Policy Act; the Clean Air Act; the Medical Waste Tracking Act; the federal Water Pollution Control Act; and other present and potential federal, state, local and foreign regulations.

Cost and Effect of Compliance with Environmental Laws.
------------------------------------------------------

     Management believes that all of the substances making up PHER-O2 are inert and non-toxic and that no toxic or hazardous materials will be byproducts of the manufacturing process of PHER-O2. PHER-O2 is totally inert. Accordingly, we do not believe that we will have any material expenditures for compliance with environmental laws, rules or regulations.

Research and Development Expenses.
----------------------------------

     In calendar years ended 1998 and 1999, we expended a total of approximately $276,000 on research and development, $78,000 in 1999 and $198,000 in 1998. None of these costs were borne by customers or others.

Number of Employees.
--------------------

     We presently have three employees, our President, Thomas C. Drees, Ph.D.; our Chief Financial Officer, David E. Nelson; and our Vice President and Secretary/Treasurer, Anthony G. Hargreaves. Dr. Drees and Mr. Hargreaves are employed full time. If we are able to complete the development of PHER-O2 and commence initial animal testing and manufacturing of this product for these tests, we will need additional employees. We are presently unable to estimate the exact number of employees that we may need for these services.

Reports to Security Holders.
----------------------------

     The NASD requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the Exchange Act, and we do file periodic reports with the Securities and Exchange Commission under Section 13 of the Exchange Act.

     The public may read and copy any materials that we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site, the "EDGAR Archives," that contains reports, proxy and information statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.

     We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm and other periodic reports as we may determine to be appropriate or as may be required by law.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
          ---------------------------------------------------------

Plan of Operation.
------------------

     We have not commenced planned principal operations, and have made little progress since the end of fiscal 1998.

     Our proposed plan of operation is composed of three "phases," each of which coincides with a specific milestone in the process of developing PHER-O2. Each of these phases will begin subject to available funding. Each phase, and the projected cost of each, is as follows:

          Phase I (approximately one year): In the first six months, we plan to complete the development of perfluoro-decalin and the synthetic surfactants that make up PHER-O2, manufacture experimental doses and perform preliminary animal tests in accordance with FDA and overseas regulations. In the second six months, we intend to continue developing the perfluorocarbon compounds in PHER-O2 in order to produce optimal qualities and to conduct animal safety and efficacy trials in accordance with FDA and overseas requirements. During the course of Phase I, we estimate that our increased technical, administrative, sales/marketing and manufacturing requirements will require us to the hire a few additional employees. Estimated cost is $1,500,000, divided as follows: Completing the surfactant formulation and the manufacture of sufficient product for initial testing, $500,000; animal safety and efficacy trials through a sub-contractor, $600,000; and administrative, patent and proprietary right protection and marketing costs, $400,000.

          Phase II (approximately one year): In the second year, we intend to prepare New Drug Applications for FDA and European approval, conduct trials for cardioplegia, cancer treatment and cardiology treatment in the United States and conduct transfusion trials offshore. During this period, we also plan to submit license applications for transfusion with overseas authorities, begin production of PHER-O2 itself or with our subcontractors and submit a New Drug Application for PHER-O2 in the United States.
          During the course of Phase II, we estimate that we will need to hire a few additional employees. Estimated cost is $3,500,000, divided as follows: Prepare and file United States and European New Drug Applications, $300,000; conduct human safety and efficacy trials through a subcontractor in the United States and overseas, $2,000,000; set-up pilot facility, or subcontract, to manufacture small quantities of PHER-O2 for use in testing and in connection with the New Drug Applications, $500,000; submit license applications for use of PHER-O2 in transfusions overseas, $200,000; and administrative, patent and proprietary right protection and marketing costs, $500,000.

          Phase III (approximately one year): In the third year, we plan to complete overseas testing of PHER-O2, begin sales in Europe and other overseas areas that may have approved PHER-O2 by this time and may begin construction of facility for manufacturing, storing, inspecting and shipping PHER-O2. During the course of Phase III, we estimate that we will need to hire additional employees. During the third year, we plan to complete testing of PHER-O2 in the United States and receive all necessary FDA approvals and begin American and Canadian sales for cancer treatment and angioplasty. During this period, we also plan to complete construction of our manufacturing facility, unless we determine to subcontract this process, and continue trials of other PHER-O2 applications, including transplant organ preservation and treatment of carbon monoxide poisoning, sickle cell anemia, stroke and heart attack.
          The estimated cost for Phase III is $15,000,000, divided as follows:
          Complete human safety and efficacy clinical trials and obtain
          United States and overseas agency approval of PHER-O2, $9,000,000; construct manufacturing facility or subcontract with major emulsifying firm, $3,000,000; recruit and train sales force of the United States and foreign markets, $1,500,000; and administrative, patent and proprietary right protection and marketing costs, $1,500,000.

     These cost estimates are based upon the prior experience of Thomas C. Drees, Ph.D., our President and CEO. Dr. Drees has more than 25 years' experience in the blood industry.

     Our plan of operation for the next 12 months is to:

          begin Phase I and to complete the synthesis of the PHER-O2 surfactant and its emulsion with perfluoro-decalin;

          manufacture experimental doses of  PHER-O2; and

          perform preliminary animal tests in accordance with FDA and comparable foreign overseas regulations.

     Our ability to begin and to carry out our plan depends entirely upon our ability to obtain substantial equity or debt financing. We can not assure you that we will receive this financing. If we do not receive it, we will not be able to proceed with our business plans.

Results of Operations.
----------------------

    During the quarterly period ending September 30, 2000, our only business operations were those of Sanguine California. During this period, we received total revenues of $7,625 from the sale of rights to represent us and receive a 1% royalty on sales in Greece for three years and sustained a net loss of ($144,838).

     Revenues for the calendar years ending December 31, 1999 and 1998 were $0 and $0, respectively. We had no material operations, except the limited research and development activities related to our subcontracted research and development of our product.

     We realized a net loss from operations of ($217,864), with a loss of ($0.01) per share during the calendar year ended December 31, 1999, and a net loss from operations of $(366,439), with a loss of $(0.02) per share for the year ending December 31, 1998.

     Our research and development expenses were $78,000 in 1999, compared to $198,000 in 1998; the difference between these expenditures is the primary difference in expenses between 1999 and 1998.

Liquidity.
----------

     During the quarterly period ended September 30, 2000, we had total expenses of $152,463, while receiving $7,625 in revenues; compared to the period ended September 30, 1999, we had total expenses of $65,497, while receiving $0 in revenues.

     As of September 30, 2000, we had $660,374 in cash, with $1,092,489 in current liabilities.

     We received $91,500 on August 3, 2000, for the sale of the rights to represent us and to receive a 1% royalty on sales in Greece for a period of three years; and an additional $691,506 net proceeds from the Laidlaw Private Offering, was received on September 1, 2000.

     During the period ended September 30, 2000, we retained Starpoint Procurement Company as a marketing and joint venture corporate advisor in exchange for $92,000. The payment of $92,000 was made by Dr. Drees and is therefore reflected as a note payable at September 30, 2000.

     During the calendar year ended December 31, 1999, we had expenses of $217,864, while receiving $0 in revenues. We received no revenues, and had total expenses of $366,439 during the calendar year ended December 31, 1998. The amount of research and development in 1998 exceeded these expenses in 1999 by $120,000.

     Cash resources at December 31, 1999 and 1998 were $1,062 and $499, respectively. We issued approximately 52,777 shares of our common stock in consideration of cash in the amount of $9,500; and 100,000 shares of our common stock in consideration of services valued at $10,000.

                      DESCRIPTION OF PROPERTY
                      -----------------------
     We lease approximately 970 square feet of office space located at 101 East Green Street, Suite 11, Pasadena California, 91105, at a base rent of $1,695.75 per month. The lease runs through April 30, 2001.

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          ----------------------------------------------

Transactions with Management and Others.
----------------------------------------

     Except as outlined under the caption "Executive Compensation" commencing on page 38. during the past two years, there have been no material transactions, series of similar transactions or currently proposed transactions, to which our company or any of our subsidiaries was or is to be a party, in which the amount involved exceeded $60,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of any of the foregoing persons, or any promoter or founder had a material interest.

         MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
         --------------------------------------------------------

Market Information.
-------------------

     Until the quarter ended June 30, 1994, and for at least five years previously, there had been no "public market" for our shares of common stock. Our common stock began to trade on the OTC Bulletin Board of the NASD in the second quarter of 1994 under the symbol "SGNC."

     The range of high and low bid quotations for our common stock during the each quarter of the year ended December 31, 1998, each quarter of the calendar year ended December 31, 1999, and the first three quarters of 2000, is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs or commissions.

                             STOCK QUOTATIONS

                                                  BID

Quarter ended:                          High                Low
--------------                          ----                ---


March 31, 1998                          $0.5312             $0.125

June 30, 1998                           $1.0937             $0.25

September 30, 1998                      $0.75               $0.1562


                                36

December 31, 1998                       $0.3437             $0.1562

March 31, 1999                          $0.16               $0.10

June 30, 1999                           $0.11               $0.08

September 30, 1999                      $0.09               $0.07

December 31, 1999                       $0.50               $0.09

March 31, 2000                          $1.90625            $0.23

June 30, 2000                           $1.50               $0.625

September 30, 2000                      $0.8125             $0.3125


Resales of Restricted Securities.
---------------------------------

     Approximately 10,391,835 shares of our common stock are publicly traded. This number will be increased by the 3,871,940 presently outstanding shares that may be offered by this prospectus, along with the 14,126,676 shares underlying the warrants that also may be offered by this prospectus. In addition, 1,250,000 shares of the 1,350,000 shares of common stock that we issued and registered on May 9, 2000, for resale with the Securities and Exchange Commission on Form S-8 may be publicly sold on or after May 7, 2001. On that date, certain lock-up restrictions on these shares will expire. Furthermore, most shares that are owned by members of management have been held for a sufficient period of time that they may sell the allowed percentage of these shares under Rule 144 of the Securities and Exchange Commission. These shares of our common stock will substantially increase the number of shares that may be available for public trading. The sale of these shares in the public market may reduce the price of our common stock.

Holders.
--------

     As of the date of this prospectus, we have about 496 stockholders. This figure does not include an indeterminate number of stockholders who may hold their shares in "street name."

Dividends.
----------

     We have not declared any cash dividends on our common stock, and do not intend to declare dividends in the foreseeable future. Management intends to use all available funds for the development of Sanguine's business. There are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

                      EXECUTIVE COMPENSATION


Cash Compensation.
------------------

     The following table shows the aggregate compensation that we have paid to directors and executive officers for services rendered during the periods indicated:

                    SUMMARY COMPENSATION TABLE


                           Long Term Compensation

                    Annual Compensation   Awards  Payouts

(a)             (b)   (c)   (d)   (e)   (f)   (g)   (h)    (i)

                                              Secur-
                                              ities        All
Name and   Year or               Other  Rest- Under- LTIP  Other
Principal  Period   Salary Bonus Annual rictedlying  Pay- Comp-
Position   Ended      ($)   ($)  Compen-Stock Optionsouts ensat'n
-----------------------------------------------------------------

Thomas C.
Drees, Ph.D,12/31/98    *     0     0     0      0     0   0
CEO,        12/31/99    *     0     0     0      0     0   0
President    9/30/00    0     0     0     0      0     0   0
and Chairman
of the Board

Anthony G.
Hargreaves, 12/31/98    *     0     0     0      0     0   0
Vice Pres., 12/31/99    *     0     0     0      0     0   0
Sec./Tres.   9/30/00    *     0     0   300000   0     0   0
and Director

David E.
Nelson, CPA 12/31/98    0     0     0     0      0     0   0
CFO and     12/31/99    0     0     0     0      0     0   0
Director     9/30/00    0     0     0   100000   0     0   0

Edward L.
Kunkel, Esq.12/31/98    0     0     0     0      0     0   0
Director    12/31/99    0     0     0     0      0     0   0
             9/30/00    0     0     0     0      0     0   0

Compensation Pursuant to Plans.
-------------------------------

     We have no incentive or bonus plans.

Pension Table.
--------------

     We have no pension plans.

Other Compensation.
-------------------

     Other than as discussed below, we have no other compensation arrangements with any of our directors or executive officers or Advisory Board members.

Compensation of Directors.
--------------------------

     Effective June 15, 1994, our Board of Directors adopted resolutions providing for us to pay our directors $500 per month. At the option of each director, we may pay the fee in "unregistered" and "restricted" shares of our common stock. Directors shall also be reimbursed for direct out-of-pocket expenses for attendance at Board meetings and for expenses incurred on our behalf.

     Due to lack of funding, we have not made any payments pursuant to these resolutions. We will not make any payments to our directors until we have received substantial additional funding for our operations. We can not guarantee that we will ever receive this funding.

     Effective October 1, 2000, Merton Dick Van Orden will receive 25,000 "unregistered" and "restricted" shares of our common stock per quarter, and Messrs. Morrison, Meiselman, Regelsen and Terry will receive 12,500 unregistered" and "restricted" shares of our common stock per quarter, for service on the Medical Advisory and Applications Board of Directors. For services rendered prior to their designation to the Advisory Board, Mr. Van Orden will be issued an additional 25,000 shares; Messrs. Morrison, Meiselman and Terry will each receive an additional 12,500 shares; and Dr. Regelsen will receive an additional 37,500 shares.

     Two other consultants will also be issued 50,000 and 5,000 shares, respectively, for consulting services.

Employment Contracts.
---------------------

     On September 23, 1993, our Board of Directors entered into Employment Agreements with Dr. Drees and Mr. Hargreaves for a seven-year period beginning on August 1, 1993. These Employment Agreements have been extended through January 22, 2004.

     The Employment Agreements call for a base salary of $120,000 to Dr. Drees and $72,000 to Mr. Hargreaves annually. We are to provide insurance benefits, home office reimbursement and an automobile and to reimburse Dr. Drees and
Mr. Hargreaves for out of pocket expenses. On June 2, 1994, Dr. Drees and Mr. Hargreaves agreed to cancel all outstanding accruals for expenses under the Employment Agreements and to accept as full satisfaction of all of their claims against us the payments they received in November, 1993. In addition the Employment Agreements were modified to provide that for June, July, and August of 1994, salary shall be paid at one fourth the amount specified by the Employment Agreements. Beginning September 1, 1994, Dr. Drees and Mr. Hargreaves were entitled to receive one-half the salary specified until we
have raised $1,500,000 in debt or equity funding.   All funds raised since the
completion of our reorganization with Sanguine California are being counted in arriving at this sum.

     As of December 31, 1998, a total of $428,000 in salaries had accrued to Messrs. Drees and Hargreaves; as of December 31, 1999, a total of $524,000 in salaries had accrued; and as of September 30, 2000, a total of $569,000 in salaries had accrued.

     On September 24, 1996, our Board of Directors resolved to issue to Mr. Hargreaves 529,358 "unregistered" and "restricted" shares in consideration of prior services rendered over the previous six years.

     On June 10, 2000, 300,000 shares were also issued to Mr. Hargreaves for additional services valued at $75,000. These shares were registered on Form S-8 of the Securities and Exchange Commission and are subject to lock-up conditions until May 7, 2001.

     Sanguine and Edward L. Kunkel, Esq., who is one of our directors, executed an Employment Agreement on June 1, 1994. The Employment Agreement provided for Mr. Kunkel to receive $500 per month or $500 worth of our "unregistered" and "restricted" common stock, provided that no compensation was to be payable until we had received operating funds totaling at least $1,000,000 cash. We have been unable to get the funding and we have not yet paid this compensation. The Employment Agreement was for a one year term, subject to renewal by the parties. As of the date of this prospectus, we have not renewed the Employment Agreement.

     Mr. Kunkel's Employment Agreement irrevocably granted to Mr. Kunkel the option to purchase 10,000 "unregistered" and "restricted" shares of our common stock, exercisable in whole or in part until May 31, 1997. This date has been extended to May 31, 2002. The exercise price is the average low bid price per share as quoted on the OTC Bulletin Board of the NASD on June 1, 1994. As of the date of this prospectus, Mr. Kunkel had not exercised the option in whole or in part.

Termination of Employment and Change of Control Arrangements.
-------------------------------------------------------------

     We have no special arrangements involving any change of control of our company or termination of any director, executive officer or Advisory Board member.

Compliance with Section 16(a) of the Exchange Act.
--------------------------------------------------

     To our knowledge, during our past fiscal year and since then, all filings required to be made by members of management or others pursuant to Section 16(a) of the Exchange Act, have been duly filed. However, the following filings were filed later than their due dates:


                                            Date Report        Date Report
Filer                 Transaction               Due               Filed
-----                 -----------               ---               -----


Thomas C. Drees       Disposition of            6/10/00           10/3/00
Ph.D.                 230,000 shares

Anthony G.            Acquisition of
Hargreaves            300,000 shares            6/10/00           10/3/00


                              FINANCIAL STATEMENTS
                              --------------------

      (i) Financial Statements for the years ended
          December 31, 1999, 1998 and 1997

          Independent Auditors Report

          Balance Sheet - December 31, 1999 and 1998

          Statements of Operations Accumulated for the Period January 18, 1989 to December 31, 1999
          and the Years ended December 31, 1999, 1998
          and 1997

          Statements of Stockholders' Equity January 1,
          1990 to December 31, 1999

          Statements of Cash Flows Accumulated for the
          Period January 18, 1989 to December 31, 1999
          and the Years Ended December 31, 1999, 1998
          and 1997

          Notes to Financial Statements

     (ii) Financial Statements
          September 30, 2000 and December 31, 1999

          Balance Sheets

          Statements of Operations

          Statements of Cash Flows

          Notes to the Financial Statements

                       SANGUINE CORPORATION
                  (A Development Stage Company)

                       FINANCIAL STATEMENTS

                        December 31, 1999
                                &
                        December 31, 1998

/Letterhead/
                      Schvaneveldt & Company
                   Certified Public Accountant
                275 East South Temple, Suite #300
                    Salt Lake City, Utah 84111
                          (801) 521-2392

Darrell T. Schvaneveldt, C.P.A.

                   Independent Auditors Report

Board of Directors
Sanguine Corporation
(A Development Stage Company)

I have audited the accompanying balance sheets of Sanguine Corporation, as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for the accumulated period of January 18, 1989 to December 31, 1999, and the years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statements presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Sanguine Corporation, as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the accumulated period of January 18, 1989 to December 31, 1999, and the years ended December 31, 1999, 1998, and 1997, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #9 to the financial statements, the Company has an accumulated deficit and a negative net worth at December 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note #9. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Schvaneveldt & Company
Salt Lake City, Utah
April 11, 2000

                       SANGUINE CORPORATION
                  (A Development Stage Company)
                          Balance Sheet
                    December 31, 1999 and 1998
                                                            1999
1998
          Assets
Current Assets
   Cash                                       $  1,062      $    499

Property & Equipment
   Furniture                                       -0-            84

          Total Assets                        $  1,062      $    583

          Liabilities & Stockholders' Equity

Current Liabilities
   Accounts Payable                           $ 78,680      $ 14,154
   Accrued Salaries                            524,000       428,000
   Accrued Interest Payable                     38,880        33,420
   Notes Payable                               168,306       135,450

          Total Current Liabilities            809,866       611,024

Stockholders' Equity
   Common Stock, Authorized:
     100,000,000 Shares at $0.001 Par Value:
     23,162,994 & 23,010,217 Shares
     Issued & Outstanding Respectively          23,163        23,010
   Paid In Capital (Quasi-Reorganized
     March 20, 1994 Deficit Retained
     Earnings of $2,423,964 Eliminated)        877,444       858,096
   Retained Earnings Deficit                (1,709,411)   (1,491,547)

          Total Stockholders' Equity          (808,804)     (610,441)

          Total Liabilities &
          Stockholders' Equity               $   1,062      $    583

                       SANGUINE CORPORATION
                  (A Development Stage Company)
                     Statements of Operations
 Accumulated for the Period January 18, 1989 to December 31, 1999
       and the Years Ended December 31, 1999, 1998 and 1997
                       Accumulated
                           January
                       18, 1989 to
                          December   December    December       December
                          31, 1999   31, 1999    31, 1998       31, 1997
Revenues
   Interest Income        $  4,842   $    -0-    $    -0-    $       -0-
   Sales Market Rights     150,000        -0-         -0-            -0-

          Total Revenues   154,842        -0-         -0-            -0-

Expenses
   Depreciation           $  4,609   $     84    $    920    $       920
   Research & Development  865,805     78,000     198,000         79,000
   Insurance                22,023     23,794         467            672
   Office Expenses          93,253     12,627       9,585          8,987
   Auto Expenses            26,919      9,922         990          1,170
   Legal & Professional
     Fees                  141,231     19,067      30,550          9,773
   Rent                     98,791     12,564      17,596         16,000
   Interest Expenses        69,827     16,746      16,732         10,255
   Bad Debts                10,000        -0-         -0-         10,000
   Travel                   20,725      7,570         136            -0-
   Stock Transfer            4,829        300       1,770            618
   Consultant Fees         297,520        -0-      63,710          9,633
   Salaries & Wages        112,108     18,000      18,000         18,000
   Taxes & Licenses         25,295      1,999       1,167          1,184
   Finders Fees              7,825        -0-         -0-            -0-
   Promotions               52,094     17,191       6,816            -0-

         Total Expenses  1,852,854    217,864     366,439        166,212

     Net Profit (Loss)
     From Operations   ($1,698,012) ($217,864)  ($366,439)     ($166,212)

     Profit (Loss) Per Share ($.01)     ($.02)      ($.01)

   Weighted Average Shares
     Outstanding        23,078,735 21,943,900  20,877,723

                       SANGUINE CORPORATION
                  (A Development Stage Company)
                Statement of Stockholders' Equity
               January 1, 1990 to December 31, 1999
                           Common     Shares   Paid In  Accumulated
                           Shares     Amount   Capital    Deficit
Balance, January 1, 1990
Retroactively Restated     1,428,364  $ 1,428  $2,423,214  ($2,464,642)

Balance, December 31, 1990 1,428,364    1,428   2,423,214  ( 2,464,642)

Net Profit Year Ended
December 31, 1991                                               73,917

Balance, December 31, 1991 1,428,364    1,428   2,423,214  ( 2,390,725)

Shares Issued for Services
$0.001 Per Share               2,720        2

Contributed Capital by Officer                        750

Net Loss Year Ended
December 31, 1992                                          (    77,011)

Balance, December 31, 1992 1,431,084    1,430   2,423,964  ( 2,467,736)

Shares Issued to Acquire 94%
of Outstanding Shares of
Sanguine Corporation
(A California Corporation)14,589,775   14,590                  (14,590)

Shares Issued for Cash
$.20 Per Share               500,000      500      99,500

Shares Issued for Cash
$1.00 Per Shares              10,000       10       9,990

Net Loss Year Ended
December 31, 1993                                          (    92,895)

Balance, December 31,
1993                      16,530,859   16,530   2,533,454  ( 2,575,221)
                                46

                       SANGUINE CORPORATION
                  (A Development Stage Company)
          Statement of Stockholders' Equity -Continued-
               January 1, 1990 to December 31, 1999
                           Common     Shares   Paid In  Accumulated
                           Shares     Amount   Capital    Deficit
Quasi-Reorganization Restated
of Equity Accounts                             (2,423,964)   2,423,964

Cash Received of Exercise of
Option to Purchase Shares at
$.36 Per Share               175,000      175      62,825

Cash Received from Sale of
Stock at $.75 Per Share       16,000       16      11,984

Net Loss Year Ended
December 31, 1994                                             (230,779)

Balance, December 31,
1994                      16,721,859   16,721     184,299     (382,036)

Shares Issued in Satisfaction
of Accounts Payable at
$0.17 Per Share              500,000      500      83,585

Shares Issued in Satisfaction
of Accounts Payable at
$.05 Per Shares              700,000      700      31,238

Shares Issued for Services
at $.125 Per Share         1,625,000    1,625     201,500

Shares Issued in
Satisfaction Notes Payable
at $.75 Per Share             16,000       16      13,225

Net Loss Year Ended
December 31, 1995                                             (366,843)

Balance, December 31,
1995                      19,562,859   19,562     513,847     (748,879)

Shares Issued for Cash
$0.25 Per Share               10,000       10       2,490
                                47

                       SANGUINE CORPORATION
                  (A Development Stage Company)
          Statement of Stockholders' Equity -Continued-
               January 1, 1990 to December 31, 1999
                           Common     Shares   Paid In  Accumulated
                           Shares     Amount   Capital    Deficit
Shares Issue for Services
$0.001 Per Share             450,000      450

Shares issued in Satisfaction
of Accrued Expenses
$0.25 Per Share              125,506      126      31,251

Shares Issued In Satisfaction
of Services Rendered $0.001
Per Share                    529,358      529

Shares Issued in Satisfaction
of Accounts Payable $0.247
Per Share                    200,000      200      49,354

Rounding                                                         (   1)

Net Loss for Year Ended
December 31, 1996                                             (210,016)

Balance, December 31,
1996                      20,877,723   20,877     596,942     (958,896)

Shares Issued for Services   100,000      100       9,234

Net Loss for Year Ended
December 31, 1997                                             (166,212)

Balance, December 31,
1997                      20,977,723   20,977     606,176   (1,125,108)

Shares Issued for Services
$.025 Per Share               32,281       32       8,038

Shares Issued for Services
$0.25 Per Share               31,183       31       7,766

Shares Issued for Services
$0.25 Per Share               11,030       11       2,747

Shares Issued in Satisfaction
of Accounts Payable $0.21
Per Share                    240,000      240      52,887
                                48

                       SANGUINE CORPORATION
                  (A Development Stage Company)
          Statement of Stockholders' Equity -Continued-
               January 1, 1990 to December 31, 1999
                           Common     Shares   Paid In  Accumulated
                           Shares     Amount   Capital    Deficit
Shares Issued for Cash $0.13
Per Share                      8,000        8       1,192

Shares Canceled           (  100,000) (   100)        100

Share Issued for Services at
$0.10 Per Share              600,000      600      59,400

Shares Issued for Cash at
$0.10 Per Share               10,000       10         990

Shares Issued for Cash at
$0.10 Per Share            1,200,000    1,200     118,800

Rounding Adjustment                         1

Net Loss for Year Ended
December 31, 1998                                           (  366,439)

Balance, December 31,
1998                      23,010,217   23,010     858,096   (1,491,547)

Shares Issued for Cash at
$0.19 Per Share               52,777       53       9,447

Shares Issued for Legal
Services at $0.10 Per Share  100,000      100       9,900

Net Loss for Year Ended
December 31, 1999                                           (  217,864)

Balance, December 31,
1999                      23,162,994  $23,163   $ 877,443  ($1,709,411)

                       SANGUINE CORPORATION
                  (A Development Stage Company)
                     Statements of Cash Flows
 Accumulated for the Period January 18, 1989 to December 31, 1999
       and the Years Ended December 31, 1999, 1998 and 1997
                       Accumulated
                           January
                       18, 1989 to
                          December   December    December       December
                          31, 1999   31, 1999    31, 1998       31, 1997
Cash Flows from Operating Activities
 Net (Loss)             ($1,491,547) ($217,864)  ($366,439)   ($166,212)
 Adjustments to Reconcile
Net (Loss) to Net Cash:
  Rounding                      -0-          1          (2)         -0-
  Depreciation                4,525         84         920          920
  Non Cash Expense          427,801     10,000      78,625       19,334
 Changes in Operating Assets & Liabilities:
  Increase (Decrease)
  Accounts Payable           14,154     64,526      31,722       10,189
  Increase in Interest
  Payable                    33,420      5,460       5,460        5,460
  Increase in Accrued
  Salaries                  428,000     96,000      96,000       96,000
     Net Cash Flows from
     Operating Activities  (583,647) (  41,793)  ( 153,714)  (   34,309)

Cash Flows from Investing Activities
 Purchase of Equipment       (4,609)       -0-         -0-          -0-

Cash Flows from Financing Activities
 (Decrease) Increase in
  Notes Payable             135,450     32,856      31,750       33,900
 Sale of Common Stock       452,555      9,500     122,200          -0-
 Contributed Capital            750        -0-         -0-          -0-
   Net Cash Flows from
   Financing Activities     588,755     42,356     153,950       33,900

   Increase (Decrease) in Cash  499        563         236      (   409)
   Cash at Beginning of Period  -0-        499         263          672
   Cash at End of Period      $ 499     $1,062      $  499      $   263

Disclosure for Cash Flows from
 Interest                  $ 69,827    $16,746     $16,732     $ 10,255
 Taxes                          -0-        -0-         -0-          -0-

Disclosures from Non Cash Transactions
 Operating Activities
 Payment of Accounts Payable  $ -0-    $   -0-     $49,930     $    -0-

 Issued Shares for Services     -0-     10,000      78,625        9,333

                       SANGUINE CORPORATION
                  (A Development Stage Company)
                  Notes to Financial Statements

NOTE #1 - Corporate History

The Company was incorporated January 27, 1974, in the State of Utah, using the name Sight and Sound Systems, Inc. On July 8, 1974, the Company changed its name to International Health Resorts, Inc., and on June 25, 1993, the Company filed a Certificate of Amendment changing the name to Sanguine Corporation.
In May of 1992, the Company changed its domicile to the State of Nevada.

The stated purpose of the Company is to engage without qualification, in any lawful acts, or activity for which a corporation may be organized under the laws of the state of Nevada. Currently, the Company is engaged in developing artificial blood to be used by the medical profession. The Company is conducting research and development leading to FDA clinical trials.

The Company forward split its outstanding shares 1.5 shares for 1 on July 14, 1993. As a consequence of this action, the Company had 1,431,000 shares issued and outstanding prior to the Agreement and Plan of Reorganization in which Sanguine Corporation (a California Corporation) was acquired.

On June 14, 1993, the Company entered into an Agreement and Plan of Reorganization, wherein it was agreed that Sanguine Corporation (a Nevada Corporation) would issue 14,589,775 shares of its common stock to acquire 94% of the issued and outstanding shares of stock of Sanguine Corporation (a California Corporation).

From 1974 to 1989, the Company engaged in several business ventures. These business activities resulted in the loss of all Company assets. Because of the search for a new business venture, the Company has entered into the "development stage company" status again. Sanguine Corporation (California) is a development stage company and these financial statements are presented as those of a development stage company effective January 18, 1989, coinciding with the incorporation date of Sanguine Corporation (California).

NOTE #2 - Significant Accounting Policies

A.   The Company uses the accrual method of accounting.
B. Revenues and directly related expenses are recognized in the period when the goods are shipped to the customer.
C. The Company considers all short term, highly liquid investments that are readily convertible, within three months, to known amounts as cash equivalents. The Company currently has no cash equivalents.
D. Primary Earnings Per Share amounts are based on the weighted average number of shares outstanding at the dates of the financial statements. Fully Diluted Earnings Per Shares shall be shown on stock options and other convertible issues that may be exercised within ten years of the financial statement dates.
E.   Inventories:   Inventories are stated at the lower of cost, determined
     by the FIFO method or  market.

                       SANGUINE CORPORATION
                  (A Development Stage Company)
            Notes to Financial Statements -Continued-

NOTE #2 - Significant Accounting Policies -Continued-
F.   Depreciation:   The cost of property and equipment is depreciated over
     the estimated useful lives of the related assets. The cost of leasehold improvements is depreciated (amortized) over the lesser of the length of
     the related assets or the estimated lives of the assets.   Depreciation
     is computed on the straight line method for reporting purposes and for tax purposes.
G. Estimates: The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE #3 - Common Stock Public Offering

In June of 1974, the Company completed a public offering of 3,000,000 shares of its common stock at $0.02 per share.

NOTE #4 - Net Operating Losses for Tax Carryforward

The Company had net operating losses to carryforward to years expiring in 1985. Sanguine Corporation (California) has had operating losses to carryforward as scheduled below.

                                Year of                          Expiration
                                   Loss              Amount          Date
                                   1992  $            3,094          2007
                                   1993             149,162          2008
                                   1995             186,779          2009
                                   1995             165,343          2010
                                   1996             209,488          2016
                                   1997             156,878          2017
                                   1998             366,439          2018
                                   1999             217,864          2019

The Company has adopted FASB 109 to account for income taxes. The Company currently has no issues that create timing differences that would mandate deferred tax expenses. Net operating losses would create possible tax assets in future years. Due to the uncertainty as to the utilization of net operating loss carryforwards an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate.
                                                  1999        1998      1997
Current Tax Asset Value of Net Operating Loss
  Carryforwards at Current Prevailing Federal
  Tax Rate                                     $ 494,717  $ 420,643 $ 296,053
Evaluation Allowance                            (494,717)  (420,643) (296,053)
     Net Tax Assets                            $     -0-  $     -0- $     -0-
     Current Income Tax Expense                      -0-        -0-       -0-
     Deferred Income Tax Expense                     -0-        -0-       -0-

                       SANGUINE CORPORATION
                  (A Development Stage Company)
            Notes to Financial Statements -Continued-

NOTE #5- Notes Payable - Short Term

The Company has three notes payable to three entities.
                                                               Amounts
                                                            1999         1998
     Note #1 to an individual, due on demand, interest
     at 10% per annum, with option to the holder to
     convert to 35,277 shares of common stock to $0.4252
     per share.                                          $  15,000  $ 15,000

     Note #2 to a partnership, due on demand, but not
     later than August 10, 1994, at 12% per annum interest. 25,000    25,000

     Note #3 to an individual, (related party) due on
     demand, interest at 12% per annum.                    128,306    95,450

     Total Current Notes Payable                          $168,306  $135,450

NOTE #6 - Property & Equipment

The Company capitalized the purchase of equipment and fixtures for major purchases in excess of $1,000 per item. Capitalized amounts are depreciated over the useful life of the assets using the straight-line method of depreciation.

Scheduled below are the assets, costs, lives, and accumulated depreciation at December 31, 1999 and 1998.
                   December 31,              Depreciation     Accumulated
                1999        1998                Expense      Depreciation
Assets          Cost        Cost   Life     1999      1998    1999    1998
Furniture    $  4,609  $  4,609     5      $   84   $   920  $4,609  $4,525

NOTE #7 - Stock Option

The Company has set aside 1,500,000 shares of its common stock options at a price not to exceed $5.00 per share. The Corporation has issued 893,449 warrants as follows:

     587,715 at $0.8504 per share.
     305,734 at $0.4252 per share.

The exercise period of warrants issued expired in August 1998 with no warrants being exercised.

Pursuant to the Agreement and Plan of Reorganization dated June 14, 1993, the Company issued an option to purchase 470,642 shares of its common stock at $0.1275 per share. The option has been extended by the Company and expires on September 22, 2001. The option issued by Sanguine Corporation (Nevada Corporation) replaced options issued by the California Corporation to an officer

                       SANGUINE CORPORATION
                  (A Development Stage Company)
            Notes to Financial Statements -Continued-

NOTE #7 - Stock Option -Continued-
as part of his compensation for services. When the option was issued by the Company the shares of the Company had no market value.

On November 10, 1995, the Company issued an option to its legal counsel for 200,000 shares at $.25 per share for a period of five years. In 1996 and 1998 counsel exercised its option to purchase the 200,000 shares at $0.25 per share.

On September 23, 1998, the Company issued an option to its legal counsel for 100,000 shares at $0.10 per share for a period of three years from the date of the grant. The Company's counsel exercised the option for the 100,000 shares at $10,000 for services.

NOTE #8 - Lease Commitment

The Company rents office space on a month to month arrangement for $1696. The total annual cost of the space is $19,764. At the present time the Company's President reimburses the Company $601 each month for space he utilizes for non company purposes.

NOTE #9 - Going Concern

The Company had an accumulated deficit of $1,709,411 at December 31, 1999 and negative cash flows for the year and the proceeding year. Until the Company commences business operations, management anticipates that negative cash flows will continue. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company seeks to find a business opportunity to acquire or merge with that will provide operating capital.

NOTE #10 - Minority Interest

Sanguine Corporation (California) had a total of 6,586,800 shares of its common stock issued and outstanding. Pursuant to the Agreement and Plan of Reorganization, Sanguine Corporation (Nevada) acquired 6,200,000 of the issued and outstanding shares. The resulting 386,800 shares of minority interest in the California Corporation represents approximately six percent (6%) of the Company's outstanding stock. No provision for minority interest has been made on the financial statements because of the losses incurred in the presented periods and the deficit stockholder's equity.

NOTE #11 - Employment Agreement

The Company has employment agreements with Dr. Thomas Drees and Anthony G. Hargreaves dated January 22, 1990. The agreements call for a base salary of $120,000 to Dr. Drees and $72,000 to Mr. Hargreaves annually. Insurance benefits, home office reimbursement, and an automobile are to be provided by the Company and reimbursement for out of pocket expenses will be paid to Dr. Drees and Anthony G. Hargreaves. Subject to an agreement of June 2, 1994, Dr. Drees and Mr. Hargreaves agreed to cancel all outstanding accruals for expenses under the provision of the Agreements and to accept as full satisfaction of all of their claims against Sanguine Corporation the

                       SANGUINE CORPORATION
                  (A Development Stage Company)
            Notes to Financial Statements -Continued-

NOTE #11 - Employment Agreement -Continued-

payments they received in November 1993. In addition the Agreements were modified to provide that for June, July, and August of 1994, salary shall be paid at one fourth the amount specified by the Agreements. Commencing September 1, 1994, Dr. Drees and Mr. Hargreaves will be entitled to receive one half the salary specified until such time as Sanguine Corporation shall
have raised $1,500,000 in debt or equity funding.   All funds raised since the
completion of the Agreement and Plan of Reorganization between Sanguine Corporation (California), and Sanguine Corporation (Nevada), are being counted in arriving at this sum.

NOTE #12 - Non Cash Investing & Financing Activities

In 1993, the Company issued 14,589,775 shares of its common stock to finance the acquisition of Sanguine Corporation (a California Corporation).

In 1995, the Company issued 1,625,000 shares of its common stock at par value in payment of services received from several vendors.

In 1996, the Company issued 450,000 shares of stock for services valued at $450 and 854,864 shares for settlement of accounts payable and accrued expenses.

In 1997, the Company issued 100,000 shares of its common stock for services rendered to the Company valued at $9,334.00.

In 1998, the Company issued 674,494 shares of its common stock for services valued at $78,625. The Company issued 240,000 shares of its common stock for satisfaction of accounts payable valued at $49,930.

In 1999, the Company issued 100,000 shares of its common stock for legal services valued at $10,000.

NOTE #13 - Subsequent Events

In March of 2000, the Company agreed to grant options to purchase shares of common stock to the following; to the Company's Legal Counsel the option to purchase 300,000 shares, an Officer of the Company the option to purchase 100,000 shares and an unrelated party the option to purchase 700,000 shares of common stock. The Option price of the shares is $0.25 per share and may be exercised for 180 days from the grant date.

                          SANGUINE CORPORATION
                      (A Development Stage Company)
                      Index to Financial Statements

                                                                 Page

          Balance sheet, September 30, 2000 (unaudited)           F-1

          Statement of operations for the three
          months and nine months ended September 30,
          2000 and 1999 (unaudited) and for the
          period from January 18, 1989 (date of
          inception) to September 30, 2000 (unaudited)            F-2

          Statement of cash flows for the nine months
          ended September 30, 2000 and 1999 (unaudited)
          and for the period from January 18, 1989
          (date of inception) to September 30, 2000 (unaudited)   F-3

          Notes to financial statements                           F-5

                           SANGUINE CORPORATION
                       (A Development Stage Company)
                              Balance Sheet

                       September 30, 2000 (Unaudited)

                      Assets

          Current assets:
                 Cash                                       $660,374

                        Total assets                        $660,374

                      Liabilities and Stockholders' Deficit

          Current liabilities:
                 Related party accounts payable             $129,394
                 Accrued salaries                            569,000
                 Accrued interest payable                     51,949
                 Deferred revenue                             83,875
                 Notes payable                               258,271

                        Total current liabilities          1,092,489

          Stockholders' deficit:
                 Common stock - par value $.001 per share.
                    Authorized 100,000,000 shares; issued
                    and outstanding 27,881,188 shares         27,881
                 Additional paid-in capital (Quasi-
                    reorganized March 20, 1994 deficit
                    retained earnings of $2,423,964
                    eliminated)                            1,835,547
                 Deficit accumulated during the
                    development stage                     (2,295,543)

                        Total stockholders' deficit         (432,115)

                        Total liabilities and stockholders'
                        deficit                             $660,374

                             SANGUINE CORPORATION
                         (A Development Stage Company)
                      Statement of Operations (Unaudited)
                                                                    Cumulative
                             Three Months Ended   Nine Months Ended   Amounts
                               September 30,        September 30,       From
                              2000         1999    2000       1999   Inception
      Revenue              $  7,625 $      -  $   7,625   $     -    $162,467

      Expenses:
        Promotion                 -    12,965     3,805    17,191      55,899
        Depreciation              -        -         -         84       4,609
        Research &
        Development           16,800   19,500    55,800    58,500     921,605
        Office expense         2,171    4,193     8,840    12,724     102,093
        Auto expense           2,091    2,905     6,392     7,836      33,311
        Salaries               8,500    4,500    17,500    13,500     129,608
        Legal & Professional
        fees                   8,445    6,616    77,454    17,447     218,685
        Rent                   3,356    3,155     9,560     9,344     108,351
        Interest expense       6,691    5,425    31,809    15,382     101,636
        Stock transfer            -        -         -        300       4,829
        Taxes & License        4,537       80     6,372     1,673      31,667
        Travel                 5,707       -     12,277        -       33,002
        Insurance              2,165    6,158     4,448    18,782      26,471
        Consulting            92,000       -    359,500        -      657,020
        Bad debt                  -        -         -         -       10,000
        Finder fees               -        -         -         -        7,825

              Total expenses 152,463   65,497   593,757   172,763   2,446,611

        Loss before income
        taxes               (144,838) (65,497) (586,132) (172,763) (2,284,144)

     Income tax expense           -        -         -         -           -

        Net loss           $(144,838)$(65,497)$(586,132)$(172,763)$(2,284,144)

     Loss per share        $    (.01)$     -  $    (.02)$    (.01)$      (.17)

     Weighted average
     number of shares
     outstanding        25,256,445 23,067,994 24,106,461 23,067,994 13,162,766

                            SANGUINE CORPORATION
                        (A Development Stage Company)
                     Statement of Cash Flows (Unaudited)
                                                                    Cumulative
                                               Nine Months Ended      Amounts
                                                 September 30,          From
                                                2000       1999      Inception
Cash flows from operating activities:
    Net loss                                $(586,132) $(172,763) $(2,295,543)
    Adjustments to reconcile net loss to
    net cash used in operating activities:
      Depreciation                                 -          84        4,609
      Non cash expenses                       419,500         -       857,302
    Changes in operating asset & liabilities:
      (Decrease) increase in accounts payable  50,714     62,225      129,394
      Increase in interest payable             13,069      4,095       51,949
      Increase in accrued salaries             45,000     72,000      569,000
      Increase in deferred revenue             83,875         -        83,875

            Net cash provided by (used in)
            operating activities              (26,026)   (34,359)    (599,414)

Cash flows from investing activities -
    purchase of equipment                          -          -        (4,609)

            Net cash used in
            investing activities                   -          -        (4,609)

Cash flows from financing activities:
    Net (payment on) proceeds from
    notes payable                              (2,035)     25,356      166,271
    Sales of common stock                     635,321       9,500    1,097,376
    Contributed capital                            -          -           750

            Net cash provided by
            financing activities              633,286     34,856    1,264,397

            Net increase (decrease) in cash   659,312        497      660,374

Cash, beginning of period                       1,062        499           -

Cash, end of period                          $660,374    $   996     $660,374

                             SANGUINE CORPORATION
                         (A Development Stage Company)
                      Statement of Cash Flows (Unaudited)
                                                                     Continued
                                                                    Cumulative
                                               Nine Months Ended      Amounts
                                                 September 30,          From
                                                2000       1999      Inception
   Supplemental disclosure of cash flow
   information:
      Interest paid                           $       -  $15,382    $86,573
      Income taxes paid                       $       -  $    -     $    -

                            SANGUINE CORPORATION
                        (A Development Stage Company)
                        Notes to Financial Statements

                             September 30, 2000

1.     Corporate History

          The Company was incorporated January 27, 1974, in the State of Utah, using the name Sight and Sound Systems, Inc. On July 8, 1974, the Company changed its name to International Health Resorts, Inc., and on June 25, 1993, the Company filed a Certificate of Amendment changing the name to Sanguine Corporation. In May of 1992, the Company changed its domicile to the State of Nevada.

          The stated purpose of the Company is to engage without qualification, in any lawful acts, or activity for which a corporation may be organized under the laws of the state of Nevada. Currently, the Company is engaged in developing artificial blood to be used by the medical profession. The company is conducting research and development leading to FDA clinical trials.

          The Company forward split its outstanding shares 1.5 shares for 1 on July 14, 1993. As a consequence of this action, the Company had 1,431,000 shares issued and outstanding prior to the Agreement and Plan of Reorganization in which Sanguine Corporation (a California Corporation) was acquired.

          On June 14, 1993, the Company entered into an
          Agreement and Plan of Reorganization, wherein it was agreed that Sanguine Corporation (a Nevada
          Corporation) would issued 14,589,775 shares of its common stock to acquire 94% of the issued and outstanding shares of stock of Sanguine Corporation (a
          California Corporation).

          From 1974 to 1989, the Company engaged in several business ventures. These business activities resulted in the loss of all Company assets. Because of the search for a new business venture, the Company has entered into the "development stage company" status again. Sanguine Corporation (California) is a development stage company and these financial statements are presented as those of a development stage company effective January 18, 1989, coinciding with the incorporation date of Sanguine Corporation (California).

2.   Statement Preparation

          The Company has prepared the accompanying financial statements with interim financial reporting requirements promulgated by the Securities and Exchange Commission. The information furnished reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of financial position and results of operations.

          Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1999 Annual Report on Form 10-KSB. The results of operations for the period ended September 30, 2000 are not necessarily indicative of the operating results for the full year.

3.   Deferred Revenue

          During the period ended September 30, 2000, the Company received $91,500 for the sale of the rights to represent the Company and to receive a 1% royalty on sales in Greece for a period of three years. Accordingly, the revenue associated with this agreement will be recognized over the three year term. As of September 30, 2000, a balance of $83,875 remained in deferred revenue.

4.   Related Party Loan

          During the period ended September 30, 2000, the Company retained Starpoint Procurement Company as a marketing and joint venture corporate advisor in exchange for $92,000. The payment of $92,000 was made by an officer of the Company and is therefore reflected as a note payable at September 30, 2000.

5.   Private Placement

          During September 2000, the Company closed a Private Placement Offering Agreement with Laidlaw Global Securities, Inc. The amount of securities subscribed for and accepted was $817,985 for 1,635,970 units. Each unit consists of two shares of common stock at $0.001 par value per share, and one redeemable common stock purchase warrant entitling the holder to purchase one share of common stock. The warrants are exercisable at $0.40 per share and expire on August 29, 2004. Net proceeds received after offering expenses was $611,421.

6.   Subsequent Event

          In June 2000, the Company entered into an agreement to grant warrants to purchase twelve million shares of common stock at an exercise price of $0.30 in relation to consulting services. The warrant grant was approved by the board of directors on November 10, 2000, and amended to reduce the exercise period from five years to one year after the registration of such warrants. In addition, the exercise price was reduced from $0.30 per share to $0.25 per share. A significant expense of approximately $4.5 million related to the grant of these warrants will be recorded in the fourth quarter when the grant was approved by the board of directors.
                                62

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                                  DISCLOSURE
                                  ----------

     Schvaneveldt and Company, Certified Public Accountants, of Salt Lake City, Utah, audited our financial statements for the calendar years ended December 31, 1999, 1998 and 1997. These financial statements accompanied our Annual Reports on Form 10-KSB for the calendar years ended December 31, 1999, 1998 and 1997, which we have previously filed with the Securities and Exchange Commission.

     Darrell T. Schvaneveldt, CPA, who owned and operated Schvaneveldt and Company as a sole proprietorship, died on September 8, 2000.

     During our two most recent calendar years, and since then, our principal independent accountant had not resigned or declined to stand for re-election, and we have not dismissed any principal independent accountant during that period.

     On September 18, 2000, our Board of Directors unanimously resolved to engage Tanner + Co., Certified Public Accountants, of Salt Lake City, Utah, to audit the our financial statements for the calendar year ended December 31, 2000.

     There were no disagreements between us and Schvaneveldt and Company, whether resolved or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

     The reports of Schvaneveldt and Company did not contain any adverse opinion or disclaimer of opinion, and with the exception of a "going concern" qualification for a development stage company, were not qualified or modified as to uncertainty, audit scope or accounting principles.

     During our three most recent calendar years, and since then, neither Schvaneveldt and Company nor Tanner + Co., has advised us that any of the following exists or is applicable:

            (1) That the internal controls necessary for us to develop reliable financial statements do not exist, that information has come to their attention that has led them to no longer be able to rely on management's representations or that has made them unwilling to be associated with the financial statements prepared by management;

            (2) That the they need to expand significantly the scope
                of their audits, or that information has come to their attention that if further investigated may materially impact the fairness or reliability of a previously issued audit report or the underlying financial statements or any other financial presentation or cause them to be unwilling to rely on management's representations or be associated with our financial statements for the foregoing reasons or any other reason; or

            (3) That they have advised us that information has come to their attention that they have concluded materially impacts the fairness or reliability of either a previously issued audit report or the underlying financial statements for the foregoing reasons or any other reason.

     During our three most recent calendar years and since then, we have not consulted Tanner + Co. regarding the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements or any other financial presentation whatsoever.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of the prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                          AVAILABLE INFORMATION
                          ---------------------

     We file periodic reports with the Securities and Exchange Commission. You may inspect and copy these documents at the Public Reference Room of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for additional information. Our Securities and Exchange Commission filings are also available on its web site: http://www.sec.gov.

     We have filed a registration statement with the Securities and Exchange Commission on Form SB-2, under the Securities Act, with respect to the securities described in this prospectus. This prospectus is filed as part of the registration statement. It does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information about us and the common stock described by this prospectus, we refer you to the registration statement and to the exhibits and schedules filed with it. You may inspect or copy these documents at the Public Reference Branch or on the Securities and Exchange Commission's web site.

     You may wish to examine our 8-K and 8-KA Current Reports dated June 8, 2000, for further information about the Westbury warrants; and our 8-K Current Report dated September 1, 2000, for further information about the Laidlaw Private Offering.

                    DEALER PROSPECTUS DELIVERY OBLIGATION
                    -------------------------------------

     Until March 13, 2001, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

------------------------------------------------------------------------------

------------------------------------------------------------------------------


                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors And Officers.
          ------------------------------------------

     Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his or her corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful."

     Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were not opposed to the corporation's best interests. Unless a court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

     To the extent that a corporate director, officer, employee or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he or she be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense."

     Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (1) the stockholders,
(2)the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.
                                65

     Pursuant to Section 78.751(5) of the NRS, the corporation may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors and administrators.

     Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his or her behalf against liability resulting from his or her corporate role.

     Article V of our Bylaws requires us to indemnify our directors and executive officers, former directors and executive officers and directors and executive officers of subsidiaries against expenses necessarily incurred by them in defending any action in which they are made parties due to their service as directors or executive officers, except in relation to matters as to which such directors or executive officers are adjudged to be liable for negligence or misconduct.

     Each of the Employment Agreements between Sanguine California and Dr. Drees Mr. provides for the payment by the losing party of attorneys' fees, costs and other necessary disbursements incurred by the prevailing party in any litigation or arbitration necessary to enforce or interpret the terms of that Employment Agreement.

Item 25.  Other Expenses of Issuance And Distribution.
          --------------------------------------------

     The following table sets forth the expenses which we expect to incur in connection with the registration of the shares of common stock being registered by this Registration Statement. All of these expenses, except for the Commission registration fee, are estimated:

  Securities and Exchange Commission registration fee........$ 2,189.09
  Legal fees and expenses....................................$50,000*
  Accounting fees............................................$ 3,500
  Printing and engraving expenses............................$ 1,000
  Blue Sky Filings...........................................$ 4,000
  Transfer agent fees........................................$   500
  Miscellaneous..............................................$   500

       Total................................................$61,689.09*

               *  Does not take into account the $15,000 that is
                  required to be paid by Westbury, which would
                  result in these expenses being $46,689.09.
                                66

  Item 26.  Recent Sales of Unregistered Securities.
                ----------------------------------------

     We have sold the following "restricted securities" during the past three calendar years:
                                                                Aggregate
Name                   Number of Shares        Date            Consideration
----                   ----------------        ----            -------------

SCS, Inc.              240,000                  6/19/98         $ 53,127

Various subscribers     66,494                  8/01/98         $ (1)


Four subscribers     1,216,000                  9/24/98         $124,000
under Rule 506
offering

Sunrise Financial,     600,000                 10/26/98        $ 60,000
Inc.

Tyler Zinck and         18,000                 11/02/98        $  3,240
Robert L. Ganzhorn

Nine subscribers        52,777                  4/28/99         $  9,499
under Rule 506
offering

12 subscribers          46,329                  5/31/00         $ 13,898.70
under Rule 506
offering

Westbury            12,000,000                  6/08/00         $ (2)
Consultancy Services
Ltd.

Four subscribers     1,635,970 (3)               9/1/00        $817,985
under Laidlaw
Offering

          (1) Various prices from $0.10 to $0.25 per share in cash and/or services.

          (2) In June 2000, the Company entered into an agreement to grant warrants to purchase 12,000,000 shares of common stock at an exercise price of $0.30 in relation to consulting services. The warrant grant was approved by our Board of Directors on November 10, 2000, and amended to reduce the exercise period from five years to one year from the effective date of this registration statement. In addition, the exercise price was reduced from $0.30 per share to $0.25 per share. A significant expense of approximately $4,500,000 related to the grant of these warrants will be recorded in the fourth quarter which is when the grant was approved by the Board of Directors.

          (3) We sold 1,635,970 units though Laidlaw Global Securities. Each unit consisted of two shares of our common stock and one redeemable warrant entitling the holder to purchase one share of our common stock at a price of $0.40 per share. This exercise price has been reduced to $0.35 per share because this registration statement was not filed within 30 days of the closing of the Laidlaw Private Offering.
                                67

     We issued all of these securities to persons who were either "accredited investors," or "sophisticated investors" who, by reason of education, business acumen, experience or other factors, were fully capable of evaluating the risks and merits of an investment in our company; and each had prior access to all material information about us. We believe that the offer and sale of these securities was exempt from the registration requirements of the Securities Act, pursuant to Sections 4(2) and 4(6) thereof, and Regulation D of the Securities and Exchange Commission and from various similar state exemptions.

Item 27.  Exhibits
          --------

     The following exhibits are filed as a part of this Registration
Statement:


Exhibit
Number      Description
------      ------------
  2.1  Articles and Agreement of Merger whereby            10-SB
       the Company changed its domicile from the
       State of Utah to the State of Nevada and
       effecting a one for twenty reverse split
       of its outstanding voting securities,
       effective July 13, 1992.*

  2.2  Agreement and Plan of Reorganization between        10-SB
       us and Sanguine Corporation, a California
       corporation, effective June 14, 1993.*

  3.1  Initial Predecessor Articles of Incorporation       10-SB
       filed January 24, 1974.*

  3.2  Amendment to Predecessor Articles of                10-SB
       Incorporation filed July 8, 1974, reflecting
       a name change to "Kricket Corporation."*

  3.3  Amendment to Predecessor Articles of                10-SB
       Incorporation filed October 13, 1977,
       increasing the authorized capital to
       $250,000.*

  3.4  Amendment to Predecessor Articles of                10-SB
       Incorporation filed December 22, 1986,
       increasing the authorized capital to
       $1,000,000.*
                                68

  3.5  Amendment to Predecessor Articles of                10-SB
       Incorporation filed December 5, 1977,
       reflecting a name change to "International
       Health Resorts, Inc."*

  3.6  Initial Articles of Incorporation of                 10-SB
       International Health Resorts, Inc.,
       a Nevada corporation ("International
       Nevada," now our Article of Incorporation)
       filed February 5, 1992.*

  3.7  Bylaws of International Nevada (now the              10-SB
       Our Bylaws).*

  3.8  Certificate of Amendment to our                      10-SB
       Articles of Incorporation reflecting a name
       change to "Sanguine Corporation" effective
       June 25, 1993, and effecting a 1.5 for one
       forward split of our outstanding common stock,
       effective June 28, 1993.*

  3.9  Certificate of Amendment to our                      10-SB
       Articles of Incorporation decreasing the
       required number of directors from a
       minimum of three to not less than one
       director, effective November 10, 1993.*

 5     Opinion of Branden T. Burningham, Esq.
       regarding legality.*

 10.1  License Agreement between Sanguine Corporation,      10-SB
       a California corporation ("Sanguine California"
       [a majority owned subsidiary of the Company]),
       and BioLogix Development Partners, a California
       limited partnership, dated March 28, 1991.*

 10.2  First Amendment to the License Agreement between     10-SB
       Sanguine California and BioLogix Development
       Partners, dated September 28, 1991.*

 10.6  Employment Agreement with Dr. Thomas C. Drees.*      10-SB

 10.7  Employment Agreement with Anthony G. Hargreaves.*    10-SB

 21   Subsidiaries of the Registrant.*

 23   Consent of Branden T. Burningham, Esq.*

 27   Financial Data Schedule.

 99.2 8-K Current Report dated June 8, 2000, regarding
      Westbury Warrant Agreement.*

 99.3 8-KA Current Report dated June 8, 2000, regarding amendments to the Westbury Warrant Agreement.*

 99.3 8-K Current Report dated September 1, 2000, regarding the Laidlaw Private Offering.*

 99.3 8-K Current Report dated September 18, 2000,
      regarding the death of our independent accountant
      and the selection of replacement independent
      auditors.*
                                69

Item 28.  Undertakings
          ------------

     Sanguine hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and, notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective
Registration Statement; and

            (iii) include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, executive officers and controlling persons the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities, other than our payment of expenses incurred or paid by any of our directors, executive officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by the director, executive officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                            SIGNATURES
                            ----------

     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Pasadena, State of California, on October 31, 2000.


                                       SANGUINE CORPORATION



Date: December 7, 2000                 By /s/ Thomas C. Drees
      ----------------                   -------------------------------------
                                         Thomas C. Drees, Ph.D., MBA
                                         Chairman, CEO and President


     In accordance with the requirements of the Securities Act, this registration statement was signed by the following persons in the capacities and on the dates stated.

Date: December 7, 2000                By /s/ Thomas C. Drees
      ----------------                   -------------------------------------
                                         Thomas C. Drees, Ph.D., MBA
                                         Chairman, CEO and President


Date: December 7, 2000                 By /s/ Anthony G. Hargreaves
      ----------------                   -------------------------------------
                                         Anthony G. Hargreaves, Vice Chairman,
                                         Vice President, Secretary/Treasurer
                                         and Director


Date: December 6, 2000                 By /s/ David E. Nelson
      ----------------                    ------------------------------------
                                         David E. Nelson, CPA
                                         CFO and Director






                SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            EXHIBITS

                                TO

                 FORM SB-2 REGISTRATION STATEMENT

                 UNDER THE SECURITIES ACT OF 1933

                       SANGUINE CORPORATION

